Exhibit 10.2

AMENDED AND RESTATED ASSET PURCHASE AGREEMENT

DATED AS OF MAY 16, 2007,

BY AND BETWEEN

CALUMET FLORIDA, L.L.C.,

AS SELLER ,

AND

BREITBURN OPERATING L.P.,

AS BUYER

i

(a)	Organization and Qualification	8
(b)	Authority	8
(c)	Enforceability	8
(d)	No Conflict or Violation	8
(e)	Consents	9
(f)	Actions	9
(g)	Brokerage Fees and Commissions	9
(h)	Qualified Owner	9
(i)	Funds	9
(j)	Buyer’s Knowledge	9
(k)	No Distribution	9
(l)	Bankruptcy	10

ARTICLE V.	ACCESS TO INFORMATION; NO WARRANTY; ETC	10

Section 5.1	General Access	10
Section 5.2	Confidential Information	10
Section 5.3	No Warranty or Representation	10

ARTICLE VI.	FORMATION OF AND CONVEYANCE TO COMPANY	11

Section 6.1	Formation of Company	11
Section 6.2	Conveyance to Company	11

ARTICLE VII.	TRANSFER REQUIREMENTS	11

Section 7.1	Compliance	11
Section 7.2	Certain Consents	12

ARTICLE VIII.	COVENANTS OF SELLER AND BUYER	12

Section 8.1	Conduct of Business Pending Closing	12

(a)	Changes in Business	12
(b)	Liens	12
(c)	Operation of Assets	13
(d)	Contracts and Agreements	13

Section 8.2	Qualifications on Conduct	14

(a)	Emergencies; Legal Requirements	14
(b)	Non-Operated Properties	14
(c)	Certain Operations	14

Section 8.3	Assignment of Membership Interests	15
Section 8.4	Public Announcements	15
Section 8.5	Amendment of Schedules	16
Section 8.6	Parties’ Efforts and Further Assurances	16

Section 8.7	Asset Records	16
Section 8.8	Recording	17
Section 8.9	Casualty and Condemnation	17
Section 8.10	Transition Agreement	17
Section 8.11	Employees	17

(a)	Company Employees	17
(b)	Continuing Employees	18
(c)	Savings Plans	18
(d)	Post-Closing Benefits for Continuing Employees	18

Section 8.12	Joint Development and AMI Agreement	19
Section 8.13	3-D Seismic Data License Agreement	19
Section 8.14	Cooperation in Connection with Preparation and Audit of Financial Statements	19

ARTICLE IX.	CLOSING CONDITIONS	20

Section 9.1	Seller’s Closing Conditions	20

(a)	Representations, Warranties and Covenants	20
(b)	Officer’s Certificate	20
(c)	Closing Documents	20
(d)	No Action	20
(e)	Opinion of Counsel	20

Section 9.2	Buyer’s Closing Conditions	20

(a)	Representations, Warranties and Covenants	20
(b)	Officer’s Certificate	21
(c)	Closing Documents	21
(d)	No Action	21
(e)	Opinion of Counsel	21
(f)	Derivative Transfer	21
(g)	Other Consents	21

Section 9.3	Failure to Disclose	21

ARTICLE X.	CLOSING	22

Section 10.1	Closing	22
Section 10.2	Seller’s Closing Obligations	22
Section 10.3	Buyer’s Closing Obligations	22

ARTICLE XI.	EFFECT OF CLOSING	23

Section 11.1	Revenues	23
Section 11.2	Expenses	23
Section 11.3	Payments and Obligations	23

EXHIBITS

Exhibit 6.1	—	Form of Limited Liability Company Agreement
Form of Certificate of Formation of Company
Exhibit 6.2	—	Conveyance
Exhibit 7.2	—	Operations and Proceeds Agreement
Exhibit 8.3	—	Form of Assignment of Membership Interests
Exhibit 8.4	—	Form of Buyer’s Press Release
Exhibit 8.10	—	Transition Agreement
Exhibit 8.12	—	Joint Development and AMI Agreement
Exhibit 8.13	—	Data License Agreement
Exhibit 9.1(e)	—	Buyer’s Counsel’s Opinion
Exhibit 9.2(e)	—	Seller’s Counsel’s Opinion
Exhibit 10.2(e)	—	Affidavit of Non-Foreign Status
Exhibit 10.3(d)	—	Form of Parent Guarantee
Exhibit A-1	—	Arbitration Procedures

SCHEDULES

Schedule A-1	—	Property Schedule
Schedule A-2	—	Excluded Assets
Schedule A-3	—	Certain Permitted Encumbrances
Schedule A-4	—	Royalty Accounts
Schedule 4.1(e)	—	Seller’s Consents
Schedule 4.1(f)	—	Seller’s Actions
Schedule 4.1(g)	—	Compliance with Laws
Schedule 4.1(j)	—	Material Contracts

v

Schedule 4.1(k)	—	Compliance with Material Contracts
Schedule 4.1(l)	—	Tax Matters
Schedule 4.1(p)	—	Tax Partnerships
Schedule 4.1(q)	—	AFEs and Other Commitments
Schedule 4.1(r)	—	Wells Being Drilled
Schedule 4.1(t)	—	Plugging and Abandonment
Schedule 7.1	—	Transfer Requirements
Schedule 8.1	—	Conduct of Business
Schedule 8.11(a)	—	Company Employees

AMENDED AND RESTATED ASSET PURCHASE AGREEMENT

THIS AMENDED AND RESTATED ASSET PURCHASE AGREEMENT (this “Agreement”), dated as of May 16, 2007, is by and between CALUMET FLORIDA, L.L.C., a Delaware limited liability company (“Seller”), and BREITBURN OPERATING L.P., a Delaware limited partnership (“Buyer”).

WHEREAS, Seller and Buyer made and entered into that certain Asset Purchase Agreement dated as of May, 16, 2007 (the “Original Agreement”) pursuant to which Seller agreed to sell and Buyer agreed to purchase the Assets (as defined therein) upon the terms and subject to the conditions set forth in the Original Agreement; and

WHEREAS, Buyer has requested that, prior to Closing, Seller convey the Assets to a single member Delaware limited liability company of which Seller is the sole member, and assign to Buyer at Closing, all of the issued and outstanding membership interests in and to such company; and

WHREAS, Seller has agreed to accommodate such requests by Buyer upon the terms and subject to the conditions set forth in this Agreement; and

WHEREAS, the Parties desire to amend and restate the Original Agreement in it entirety to reflect the foregoing agreements and certain other agreements between the Parties, as hereinafter set forth;

NOW, THEREFORE, in consideration of the premises and the mutual covenants and agreements set forth in this Agreement, the parties hereto agree that the Original Agreement shall be amended and restated in its entirety as follows:

ARTICLE I.
DEFINITIONS

Section 1.1             Certain Defined Terms.  Unless the context otherwise requires, the respective terms defined in Appendix A attached hereto and incorporated herein shall, when used herein, have the respective meanings therein specified, with each such definition to be equally applicable both to the singular and the plural forms of the term so defined.

Section 1.2             References, Gender, Number.  All references in this Agreement to an “Article,” “Section,” or “subsection” shall be to an Article, Section, or subsection of this Agreement, unless the context requires otherwise.  Unless the context otherwise requires, the words “this Agreement,” “hereof,” “hereunder,” “herein,” “hereby,” or words of similar import shall refer to this Agreement as a whole and not to a particular Article, Section, subsection, clause or other subdivision hereof.  Whenever the context requires, the words used herein shall include the masculine, feminine and neuter gender, and the singular and the plural.

ARTICLE II.
SALE AND PURCHASE OF ASSETS

Section 2.1             Sale and Purchase.  On and subject to the terms and conditions of this Agreement, Seller agrees to sell and convey to Buyer, and Buyer agrees to purchase from Seller, all limited liability company interests (including all membership interests and other equity interests) in and to the Company (collectively, the “Membership Interests”).

Section 2.2             Intercompany Accounts.  On or before the Closing Date, Seller shall eliminate any intercompany accounts that exist between (a) Seller and its Affiliates (other than the Company) and (b) the Company.

ARTICLE III.
PURCHASE PRICE AND PAYMENT

Section 3.1             Purchase Price.  The purchase price for the sale and conveyance of the Company to Buyer is One Hundred Million Dollars $100,000,000.00 (the “Purchase Price”), subject to adjustment in accordance with the terms of this Agreement.  The “Initial Adjusted Purchase Price” shall be the Purchase Price as adjusted by the Initial Adjustment Amount determined pursuant to Section 3.3.  The “Adjusted Purchase Price” shall be the Purchase Price (i) as adjusted in the manner provided in the immediately preceding sentence,  (ii) as adjusted downward for the Royalty Accounts and (iii) as adjusted upward by an amount equal to interest on the Initial Adjusted Purchase Price, as adjusted in the manner provided in items (i) and (ii) above, from the Effective Time until the Closing Date at the Agreed Rate.

Section 3.2             Payment.  At the Closing, Buyer shall wire transfer the Adjusted Purchase Price in immediately available funds to Wells Fargo Bank, in Houston, Texas, ABA No. 121000248 for the account of Seller, Account No. 41211799007, named “Calumet Florida, L.L.C.”, or such other account or accounts specified by Seller to Buyer on or prior to the Business Day immediately preceding the Closing Date.

Section 3.3             Adjustment Period Cash Flow.  (a)  The Purchase Price shall be increased or decreased, as the case may be, by an amount equal to the Net Cash Flow with respect to the Assets for the time period (the “Adjustment Period”) beginning at the Effective Time and ending at 7:00 a.m. (local time) on the Closing Date.  Seller shall deliver to Buyer on or prior to the calendar day preceding the Closing Date a statement (the “Adjustment Statement”) setting forth Seller’s preliminary determination (the “Initial Adjustment Amount”) of the Net Cash Flow.  If the Initial Adjustment Amount shown on the Adjustment Statement is a positive number, then the Purchase Price shall be increased by such amount.  If the Initial Adjustment Amount shown on the Adjustment Statement is a negative number, then the Purchase Price shall be decreased by such amount.

(b)           The Adjustment Statement shall be based upon actual information available to Seller at the time of its preparation and upon Seller’s good faith estimates and assumptions.  There shall be attached to the Adjustment Statement such supporting documentation and other data as is reasonably necessary to provide a basis for the Net Cash Flow shown therein.

(c)           The “Net Cash Flow” shall be the algebraic sum of (i) a positive amount equal to the sum of (A) the aggregate amount incurred by Seller as costs of maintenance and operation of the Pipeline System Assets incurred with respect to the Adjustment Period and (B) the aggregate amount incurred by Seller as Seller’s share of the costs of exploration, development, maintenance, operation, abandonment and production of the E & P Assets incurred with respect to the Adjustment Period, which costs referred to in clauses (A) and (B) above shall include, but shall not be limited to, royalties, overriding royalties, net profit interests and other similar burdens on production, general, administrative and indirect costs and fees in a total amount not to exceed Sixty Thousand Dollars ($60,000) per month (prorated on a daily basis for partial months), Taxes (other than income Taxes, franchise Taxes and taxes similar to income or franchise Taxes), the cost of maintaining leaseholds or other interests included in the Assets, the cost of extension or renewal of any interest included in the Assets, the cost of treating, processing, storing, compressing, transporting, selling, marketing and otherwise handling and dealing with hydrocarbon production with respect to the Assets, the cost of any exploration or development activities on the Assets performed in accordance with Article VIII, and costs of insurance coverage (including prepayments of any costs in accordance with Article VIII), (ii) a negative amount equal to sum of (A) the aggregate gross revenue received by Seller from the operation of the Pipeline System Assets during the Adjustment Period and (B) the aggregate gross proceeds received by Seller from the sale of hydrocarbons produced from or attributable to the E&P Assets during the Adjustment Period or from the sale, salvage or other disposition of any Assets during the Adjustment Period (excluding any payments accounted for under clause (ii) of Section 3.1), and (iii) a negative amount equal to the aggregate amount of any costs incurred under clause (i) above and reimbursed to Seller by any third party (unless such reimbursement is accounted for under clause (ii) above).

Section 3.4             Post Closing Review.  After the Closing, Seller shall review the Adjustment Statement and determine the actual Net Cash Flow and, if applicable, the correct interest calculation based on the Adjusted Purchase Price rather than the Initial Adjusted Purchase Price.  On or prior to the 60th day after the Closing Date, Seller shall present Buyer with a statement of the actual Net Cash Flow and such supporting documentation as is reasonably necessary to support the Net Cash Flow shown therein (the “Final Adjustment Statement”).  To the extent reasonably necessary to Seller, Buyer will give personnel, accountants and representatives of Seller reasonable access to the Assets and Buyer’s premises and to its books and records for purposes of preparing the Final Adjustment Statement and will cause appropriate personnel of Buyer to assist Seller and Seller’s personnel, accountants and representatives, with no charge to Seller for such assistance, in the preparation of the Final Adjustment Statement.  Seller will give personnel, accountants and representatives of Buyer reasonable access to Seller’s premises and to its books and records for purposes of reviewing the calculation of Net Cash Flow and will cause appropriate personnel of Seller to assist Buyer and Buyer’s personnel, accountants and representatives, with no charge to Buyer for such assistance, in verification of such calculation.  The Final Adjustment Statement shall become final and binding on Seller and Buyer as to the Net Cash Flow 30 days following the date the Final Adjustment Statement is received by Buyer, except to the extent that prior to the expiration of such 30-day period Buyer shall deliver to Seller one or more notices, as hereinafter required, of its disagreement with the contents of the Final Adjustment Statement.  Such notices shall be in writing and set forth all of Buyer’s disagreements with respect to any portion of the Final Adjustment Statement, together with Buyer’s proposed changes thereto, and shall include an explanation in reasonable detail of, and such supporting documentation as is reasonably necessary to support, such changes.  Any disagreements with or changes to the Final Adjustment Statement not included in such notices shall be waived by Buyer.  If Buyer has timely delivered one or more notices of disagreement to Seller in the manner required above, then, upon written agreement between Buyer and Seller resolving all disagreements of Buyer set forth in such notices, the Final Adjustment Statement (including any revisions thereto as are so agreed) will become final and binding on Buyer and Seller as to the Net Cash Flow.  If the Final Adjustment Statement has not become final and binding by the 120th day following the Closing Date, then Buyer or Seller may submit any unresolved disagreements of Buyer set forth in the aforesaid notices to Ernst & Young, Houston, Texas for final and binding determination.  The fees and expenses of said accounting firm in making such determination shall be shared equally by Buyer and Seller.  Upon resolution of such unresolved disagreements of Buyer, the Final Adjustment Statement (including any revisions thereto as are so resolved or agreed), shall be conclusive, final and binding on Buyer and Seller as to the Net Cash Flow.  If the final amount of Net Cash Flow is more or less than the Initial Adjustment Amount, the Initial Adjusted Purchase Price shall be redetermined under Section 3.1 using such final amount of Net Cash Flow.  If such redetermination under Section 3.1 results in a reduction in the Initial Adjusted Purchase Price, Seller shall pay Buyer the amount of such reduction.  If such redetermination results in an increase in the Initial Adjusted Purchase Price, Buyer shall pay Seller the amount of such increase.  Within three (3) Business Days after the Final Adjustment Statement (as so resolved or agreed) becomes final and binding, Seller or Buyer, as appropriate, shall pay to the other party the amount of such increase or reduction, if any, in the Initial Adjusted Purchase Price, together with interest on the amount of such increase or reduction from the Closing Date until paid at the Agreed Rate.  Except for specific costs which are expressly set forth and accounted for in the final and binding Final Adjustment Statement, neither the Final Adjustment Statement nor this Section 3.4 shall operate to waive, release or impair the indemnity and hold harmless obligations of Buyer under Sections 5.1, and 13.1 or Seller under 13.2.

ARTICLE IV.
REPRESENTATIONS AND WARRANTIES

Section 4.1             Representations and Warranties of Seller.  Seller represents and warrants to Buyer as follows:

(a)   Organization and Qualification.   Seller is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Delaware and has the requisite company power to carry on its business as it is now being conducted.  Seller is duly qualified to do business, and is in good standing, in the State of Florida and each other jurisdiction in which the Assets owned or leased by it makes such qualification necessary, except where the failure to so qualify and be in good standing will not have a Material Adverse Effect.

(b)   Authority.  Seller has all requisite company power and authority to execute and deliver this Agreement and to perform its obligations hereunder.  The execution, delivery and performance of this Agreement and the transactions contemplated hereby have been duly and validly authorized by all requisite limited liability company action on the part of Seller.

(c)   Enforceability.  This Agreement constitutes a valid and binding agreement of Seller enforceable against Seller in accordance with its terms, subject to (i) applicable bankruptcy, insolvency, reorganization, moratorium and other similar laws of general application with respect to creditors, (ii) general principles of equity and (iii) the power of a court to deny enforcement of remedies generally based upon public policy.

(d)   No Conflict or Violation.  Except for any exceptions set forth in Section 4.1(e) (or referenced in Schedule 4.1(e)), neither the execution and delivery of this Agreement nor the consummation of the transactions and performance of the terms and conditions contemplated hereby by Seller will (i) conflict with or result in a violation or breach of or default under any provision of the certificate of formation, by-laws or other similar governing documents of Seller, (ii) conflict with or result in a violation or breach of or default under any agreement, indenture or other instrument under which Seller is bound and to which any Asset is subject, other than such conflicts, breaches, violations or defaults as will not have a Material Adverse Effect, or (iii) violate or conflict with any Law applicable to Seller or the Assets.

(e)   Consents.  Except for (i) consents or approvals of or filings with applicable Governmental Authorities in connection with assignments of the Subject Interests and Membership Interests as contemplated by Section 7.2, and (ii) consents, approvals, authorizations, permits, filings, notices or Preference Rights referenced in Schedule 4.1(e), to Seller’s knowledge (x) no consent, approval, authorization or permit of, or filing with or notification to, any Person is required for or in connection with the execution and delivery of this Agreement by Seller or for or in connection with the consummation of the transactions and performance of the terms and conditions contemplated hereby by Seller and (y) there are no Preference Rights which are applicable to the sale of the Assets by Seller as contemplated by this Agreement.

(f)    Actions.  Except as set forth in Schedule 4.1(f), there is no Action pending (with service of process therein having been made on Seller) or, to the knowledge of Seller, threatened (or pending without service of process therein having been made on Seller) to which Seller is (or is threatened to be made) a party and which relates to the Assets.

(g)   Compliance With Laws.  Except as set forth in Schedule 4.1(g), Seller has no knowledge of any material violation by Seller of any Law with respect to the Assets, provided that, Seller makes no representation or warranty, express or implied, with respect to (i) any Environmental Law, (ii) any Tax Law, except as set forth in Section 4.1(l), or (iii) Seller’s title to the Assets, except as set forth in Section 4.1(w).

(h)   Brokerage Fees and Commissions.  Neither Seller nor any Affiliate of Seller has incurred any obligation or entered into any agreement for any investment banking, brokerage or finder’s fee or commission in respect of the transactions contemplated by this Agreement for which Buyer shall incur any liability.

(i)    Bankruptcy.  There are no bankruptcy, reorganization or arrangement proceedings pending against, being contemplated by, or, to the knowledge of Seller, threatened against Seller or any Affiliate of Seller.

(j)    Material Contracts.  Schedule 4.1(j) sets forth a list of the following contracts, agreements or commitments to which the Assets are subject or by which Seller is bound with respect to the Assets:

(1)       any joint operating agreement, unitization or pooling agreement, unit operating agreement, purchase agreement, farmin or farmout agreement, exploration agreement, participation agreement or similar agreement providing for the earning of an interest;

(2)       any partnership agreement, tax partnership agreement or joint venture agreement;

(3)       any agreement containing a right of first refusal, preferential purchase right or restriction on competition, or delineating an area of mutual interest;

(4)       any written contract or agreement with Seller or any Affiliate of Seller relating to the Assets;

(5)       any contract, agreement or commitment that commits Seller and its assigns to aggregate expenditures with respect to the Subject Interests or other Assets of more than $100,000 in any calendar year; excluding the Subject Interests and any contracts or agreements creating interests or rights in the Subject Interests or in any Hydrocarbon Interests, wells or units;

(6)       any contract, agreement or commitment that commits Seller and its assigns to purchase, sell, exchange, process, treat, handle, store or transport any Hydrocarbon production attributable to the Subject Interests; excluding the Subject Interests;

(7)       any contract, agreement or commitment that commits Seller to gather or transport any Hydrocarbon production in the Pipeline System; and

(8)       any future, option, swap, hedge or other derivative or any commitment to enter into any of the same (individually and collectively, a “Derivative”).

(k)   Compliance with Contracts.  Except as set forth in Schedule 4.1(k), neither  Seller nor, to Seller’s knowledge, any other party thereto is, as of the date hereof, in material breach of or material default under any contract, agreement or commitment listed in Schedule 4.1(j), and there does not exist under any provision thereof, to Seller’s knowledge, as of the date hereof, any event that, with the giving of notice or the lapse of time or both, would constitute such a breach or default.

(l)    Tax Matters.  Except for Taxes being contested in connection with the matters set forth in Schedule 4.1(l), Seller is not delinquent in the payment of any Taxes (other than Income Taxes, Franchise Taxes and similar Taxes) attributable to any periods through the Effective Time relating to or in connection with the Assets, including all excise, property, sales, transfer, severance and production Taxes.

(m)  Status of Seller.  Seller is not an “investment company” or a company “controlled” by an “investment company” within the meaning of the Investment Company Act of 1940, as amended.

(n)   Payments for Production.  To Seller’s knowledge, all rentals, royalties, excess royalty, overriding royalty interests and other payments due and payable by Seller to overriding royalty holders and other interest owners under or with respect to the E & P Assets and the Hydrocarbons produced therefrom or attributable thereto have been paid except for the amounts held in suspense in the Royalty Accounts.

(o)   Payout Balance.  To Seller’s knowledge, there is no “payout” balance attributable to the wells and units comprising the E & P Assets.

(p)   Tax Partnership.  Except as set forth in Schedule 4.1(p), none of the Assets is held by or is subject to any contractual arrangement between Seller and any other Persons, whether owning undivided interests therein or otherwise, that is treated as or constitutes a partnership for United States federal Tax purposes.

(q)   AFEs and Other Commitments.  Except as set forth in Schedule 4.1(q), as of the date of this Agreement, there are no AFEs, capital expenditures related to the drilling or reworking of wells, or other commitments for capital expenditures outstanding with respect to the Assets.

(r)    Wells.  The only wells being drilled on the Subject Interests as of the date of this Agreement are those set forth in Schedule 4.1(r).

(s)   Production Allowables.  To Seller’s knowledge, Seller has not received written notice that there has been any change proposed in the production allowables for any wells located on the Subject Interests.

(t)    Plugging and Abandonment.  To Seller’s knowledge, since the Effective Time, Seller has not abandoned, and is not in the process of abandoning, any wells (nor has it removed, nor is it in the process of removing, any material items of personal property, except those replaced by items of substantially equivalent suitability and value).  Except as set forth in Schedule 4.1(t), there are no wells located on the Subject Interests:

(1)       with respect to which Seller has received an order from any Governmental Authority requiring that such well be plugged and abandoned;

(2)       that formerly produced but that are currently shut in or temporarily abandoned; or

(3)       that, to Seller’s knowledge, have been plugged and abandoned but have not been plugged in accordance with all applicable requirements of each Governmental Authority having jurisdiction over the Subject Interests.

(u)   Seller’s Knowledge.  Seller has no knowledge of any fact which results in any representation or warranty of Buyer in Section 4.2 being breached.  If after the date of this Agreement Seller obtains knowledge of any fact which results in any representation or warranty of Buyer in Section 4.2 being breached, Seller will promptly furnish Buyer written notice thereof.

(v)   Condemnation.  There is no actual or, to Seller’s knowledge, threatened taking (whether permanent, temporary, whole or partial) of any part of the Assets by reason of condemnation or the threat of condemnation.

(w)  Special Title Warranty.  The Subject Interests and real property interests comprising the Pipeline System are free from the claims of any persons lawfully claiming or to claim the same or any part thereof, by, through or under Seller, by virtue of any prior conveyance, lien or encumbrance made, done or suffered by Seller from and after August 1, 2005, except for Permitted Encumbrances.

Section 4.2             Representations and Warranties of Buyer.  Buyer represents and warrants to Seller as follows:

(a)   Organization and Qualification.  Buyer is a limited partnership duly organized, validly existing and in good standing under the laws of the State of Delaware and has the requisite company power to carry on its business as it is now being conducted.  Buyer is duly qualified to do business, and is in good standing, in each jurisdiction in which the Assets to be acquired by it makes such qualification necessary.

(b)   Authority.  Buyer has all requisite partnership power and authority to execute and deliver this Agreement and to perform its obligations under this Agreement.  The execution, delivery and performance of this Agreement and the transactions contemplated hereby have been duly and validly authorized by all requisite partnership action on the part of Buyer.

(c)   Enforceability.  This Agreement constitutes a valid and binding agreement of Buyer enforceable against Buyer in accordance with its terms, subject to (i) applicable bankruptcy, insolvency, reorganization, moratorium and other similar laws of general application with respect to creditors, (ii) general principles of equity and (iii) the power of a court to deny enforcement of remedies generally based upon public policy.

(d)   No Conflict or Violation.  Except for any exceptions set forth in Section 4.2(e), neither the execution and delivery of this Agreement nor the consummation of the transactions and performance of the terms and conditions contemplated hereby by Buyer will (i) conflict with or result in a violation or breach of or default under any provision of the certificate of limited partnership, partnership agreement or other similar governing documents of Buyer or any material agreement, indenture or other instrument under which Buyer is bound or (ii) violate or conflict with any Law applicable to Buyer or the Assets.

(e)   Consents.  Except for consents or approvals of or filings with the applicable Governmental Authorities in connection with assignments of the Subject Interests and Membership Interests as contemplated by Section 7.2, no consent, approval, authorization or permit of, or filing with or notification to, any Person is required for or in connection with the execution and delivery of this Agreement by Buyer or for or in connection with the consummation of the transactions and performance of the terms and conditions contemplated hereby by Buyer.

(f)    Actions.  There is no Action pending (with service of process therein having been made on Buyer) or, to the knowledge of Buyer, threatened (or pending without service of process therein having been made on Buyer) to which Buyer is (or is threaten to be made) a party, other than Actions which are not reasonably expected by Buyer to have a material adverse effect on Buyer.

(g)   Brokerage Fees and Commissions.  Neither Buyer nor any Affiliate of Buyer has incurred any obligation or entered into any agreement for any investment banking, brokerage or finder’s fee or commission in respect of the transactions contemplated by this Agreement for which Seller shall incur any liability.

(h)   Qualified Owner.  At or prior to the termination of the Transition Agreement, the Company (i) shall be qualified under Law to own the Assets and (ii) will have complied with all necessary governmental bonding requirements required for its ownership of the Assets.

(i)    Funds.  As of the Closing Buyer will have sufficient funds available to enable Buyer to consummate the transactions contemplated hereby and to pay the Initial Adjusted Purchase Price and all related fees and expenses of Buyer.

(j)    Buyer’s Knowledge.  Buyer has no knowledge of any fact which results in any representation or warranty of Seller in Section 4.1 being breached.  If after the date of this Agreement, Buyer obtains knowledge of any fact which results in any representation or warranty of Seller in Section 4.1 being breached, Buyer will promptly furnish Seller written notice thereof.

(k)   No Distribution.  Buyer is an experienced and knowledgeable investor in the oil and gas business, Buyer is able to bear the economic risks of its acquisition and ownership of the Company and the Assets, and Buyer is capable of evaluating (and has evaluated) the merits and risks of the Company and the Assets and Buyer’s acquisition and ownership the Company.  Prior to entering into this Agreement, Buyer was advised by its counsel and such other Persons it has deemed appropriate concerning this Agreement and has relied solely on an independent investigation and evaluation of, and appraisal and judgment with respect to, the geologic and geophysical characteristics of the Subject Interests, the estimated reserves recoverable therefrom, and the price and expense assumptions applicable thereto.  Buyer is an “accredited investor,” as such term is defined in Regulation D of the Securities Act of 1933, as amended, and will acquire the Membership Interests for its own account and not with a view to a sale or distribution thereof in violation of the Securities Act of 1933, as amended, and the rules and regulations thereunder, any applicable state blue sky laws or any other applicable securities laws.

(l)    Bankruptcy.  There are no bankruptcy, reorganization or arrangement proceedings pending against, being contemplated by, or to the knowledge of Buyer, threatened against Buyer or any Affiliate of Buyer.

ARTICLE V.
ACCESS TO INFORMATION; NO WARRANTY; ETC.

Section 5.1             General Access.  Promptly following the execution of this Agreement and until the Closing Date (or earlier termination of this Agreement), Seller shall:

(a)   permit Buyer and its representatives to have reasonable access at reasonable times in the Seller’s offices, and in a manner so as not to interfere unduly with the business operations of Seller, to Seller’s books, records, contracts, abstracts of title, title opinions, title files, ownership maps, lease files, assignments, division orders, and documents relating to the Assets insofar as the same are in Seller’s possession and insofar as Seller may do so without (i) violating legal constraints or any legal obligation or (ii) waiving any attorney/client, work product or like privilege; and

(b)   subject to any required consent of any third Person, permit Buyer and its representatives at reasonable times and at Buyer’s sole risk, cost and expense, to conduct, in the presence of Seller’s representatives, reasonable inspections of the Assets;

provided, however, Buyer shall repair any damage to the Assets resulting from such inspections and Buyer does hereby indemnify and hold harmless, release and agree to defend the Seller Indemnified Persons from and against any and all Covered Liabilities arising, in whole or in part, from Buyer’s inspection of the Assets, regardless of any concurrent negligence or strict liability on the part of the Seller Indemnified Persons and regardless of the form of claim whether at common law, strict liability, negligence or under any statute or regulation.  Nothing in this Agreement shall be construed to permit Buyer or its representatives to have access to any files, records, contracts or documents of Seller relating to this transaction, including, without limitation, any bids or offers received by Seller for the sale of the Assets in competition with the Buyer’s bid or offer, it being agreed that all such competing bids or offers shall be the sole property of Seller.

Section 5.2             Confidential Information.  Buyer agrees to maintain all information made available to it pursuant to this Agreement confidential and to cause its partners, directors, officers, employees, agents, representatives, consultants and advisors to maintain all information made available to them pursuant to this Agreement confidential, to the extent provided in that certain confidentiality agreement dated December 27, 2006 (the “Confidentiality Agreement”), by and between Vulcan Resources Florida Inc. and Buyer, the terms of which are incorporated herein by reference and made a part of this Agreement.

Section 5.3             No Warranty or Representation.  Seller makes no warranty or representation, express, implied, statutory or otherwise, with respect to any Environmental Matters.  Furthermore, without limiting the provisions of the eighth grammatical paragraph of the Confidentiality Agreement (which shall continue in full force and effect)

and except for the representations and warranties made by Seller in Section 4.1, Seller makes no warranty or representation, express, implied, statutory or otherwise, with respect to the accuracy or completeness of the information, records and data now, heretofore or hereafter made available to Buyer in connection with this Agreement; including, without limitation, any description of the Assets, pricing assumptions, potential for production of oil, gas or other hydrocarbons from the Subject Interests, projected development costs, projected plugging and abandonment costs or any other matters contained in or related to the Reserve Report; any environmental information; or any other material furnished to Buyer by Seller or any director, officer, shareholder, employee, counsel, agent or advisor of Seller.

ARTICLE VI.
FORMATION OF AND CONVEYANCE TO COMPANY

Section 6.1             Formation of Company.  Prior to the Closing, Seller shall form a single member Delaware limited liability company of which Seller is (and shall remain until Closing) the sole member (the “Company”).  The name of the Company shall be “Calumet Sunniland, LLC” or such other name as may be agreed by Seller and Buyer.  In furtherance of the foregoing, Seller shall execute a Limited Liability Company Agreement and shall cause to be filed with the Secretary of State of Delaware a Certificate of Formation of the Company, substantially in the respective forms attached hereto as Exhibit 6.1.  Promptly upon receipt of evidence of such filing with the Secretary of State of Delaware, Seller shall furnish a copy of such evidence of filing with Buyer.  Promptly following the formation of the Company, Seller shall cause the Company to be authorized to do business in the State of Florida as a foreign limited liability company.

Section 6.2             Conveyance to Company.  After formation of the Company and prior to Closing, Seller shall execute and deliver to the Company the General Conveyance, in substantially the form attached hereto as Exhibit 6.2 (the “Conveyance”), together with all special governmental assignment forms as may be required by Law to be executed in connection with the conveyance of specific Assets; provided that the terms and provisions of the Conveyance shall control as to any conflict between the Conveyance and any such special assignment forms.  To the extent any liens or security interests securing indebtedness (other than Permitted Encumbrances) encumber any of the Assets, Seller shall cause such liens and security interests to be terminated and released concurrently with the Closing.

ARTICLE VII.
TRANSFER REQUIREMENTS

Section 7.1             Compliance.  Buyer’s purchase of the Membership Interests is expressly subject to all validly existing and applicable Transfer Requirements.  Prior to the Closing Date, Seller shall initiate all procedures which in Seller’s good faith judgment are reasonably required to comply with or obtain the waiver of all Transfer Requirements set forth in Schedule 7.1 with respect to the transactions contemplated by this Agreement.  Seller shall not be obligated to pay any consideration to (or incur any cost or expense for the benefit of) the holder of any Transfer Requirement in order to obtain the waiver thereof or compliance therewith.

Section 7.2             Certain Consents.  Seller  and Buyer will use commercially reasonable efforts after Closing to obtain all approvals and consents from, and make all filings with, any applicable party, including Governmental Authorities, that may be required under the terms of (or regulations specifically applicable to) the oil and gas leases and material contracts identified on Schedule 4.1(e) with respect to the assignment of the interests covered therein from Seller to the Company and the assignment of the Membership Interests to Buyer.  Until such approvals and consents are obtained, Seller shall continue to hold legal title to and to remain in privity under such oil and gas leases and material contracts as nominee for the Company.  In furtherance of the foregoing, and if required pursuant to Section 9.2(g), the Parties will execute an Operations and Proceeds Agreement substantially in the form attached hereto as Exhibit 7.2 (the “Operations and Proceeds Agreement”).  Seller shall not be obligated to incur any expenses in Seller’s capacity as nominee.  From and after the Closing Date, and for purposes of Article XIII, Seller and Buyer shall treat and deal with such interests as if full legal and equitable title to such interests had passed from Seller to the Company at Closing.

ARTICLE VIII.
COVENANTS OF SELLER AND BUYER

Section 8.1             Conduct of Business Pending Closing.  Subject to Section 8.2 and the constraints of applicable operating agreements and other existing agreements, from the date hereof through the Closing, except as disclosed in Schedule 8.1 or as otherwise consented to or approved by Buyer (which consent or approval shall not be unreasonably withheld or delayed), Seller covenants and agrees that:

(a)           Changes in Business.  Seller shall not:

(1)           make any material change in the conduct of its business or operations with respect to the Assets;

(2)           except in the ordinary course of business and consistent with past practices, enter into, assign, terminate or amend, in any material respect, any contract or agreement required to be disclosed pursuant to Section 4.1(j);

(3)           sell, lease or otherwise dispose of any of the Assets, except (i) oil, gas and other hydrocarbons sold or otherwise disposed of in the ordinary course of business, (ii) incident to the exploration, operation or development of the Assets in accordance with this Section 8.1 or Section 8.2, (iii) personal property or equipment which is replaced with personal property or equipment of comparable or better value and utility in connection with the maintenance, repair and operation of the Assets, and (iv) any item of personal property or equipment having a value of less than $5,000; or

(4)           materially increase or change the wages, salaries and benefits payable to the Company Employees.

(b)           Liens.  Seller shall not create any express lien or security interest on any Assets, except to the extent (i) required or permitted incident to the exploration, operation or development of the Assets pursuant to this Section 8.1 or Section 8.2, (ii) required or evidenced by the Hydrocarbon Interests, joint operating agreements or unitization or pooling agreements relating to the Subject Interests, or (iii) required or evidenced by any contract or agreement required to be disclosed pursuant to Section 4.1(j).

(c)           Operation of Assets.  Seller shall:

(1)           cause the Assets to be maintained and operated (and the production attributable thereto marketed, sold, exchanged, processed and otherwise handled) in the ordinary course of business in accordance with Seller’s past practices (including the repair or replacement of damaged, destroyed, obsolete, depreciated, non-working or non-economical items of equipment or other personal property without regard to the limitation of Section 8.1(c)(2) below), maintain insurance now in force with respect to the Assets, and pay or cause to be paid all costs and expenses in connection therewith promptly when due;

(2)           not commit to participate in the drilling of any new well or other new operations on the E & P Assets the projected cost of which (net to Seller’s interest and without consideration of any cost overruns) is in excess of $25,000 in any single instance, without the advance written consent of Buyer, which consent or non-consent must be given by Buyer within the lesser of (x) ten (10) days of Buyer’s receipt of the notice from Seller or (y) one-half (½) of the applicable notice period within which Seller is contractually obligated to respond to third parties to avoid a deemed election by Seller regarding such operation, as specified in Seller’s notice to Buyer requesting such consent; provided that, failure by Buyer to respond within the aforesaid applicable period shall constitute Buyer’s consent to Seller’s participation in such well or other operation;

(3)           maintain and keep the Assets in full force and effect, except where such failure is due to (i) the failure to pay a delay rental, royalty, shut in royalty or other payment by mistake or oversight (including Seller’s negligence) unless caused by Seller’s gross negligence or willful misconduct, or (ii) the failure to participate in an operation which Buyer does not timely approve; and

(4)           use Seller’s reasonable best efforts to maintain its relationships with suppliers, customers and others having material business relations with Seller with respect to the Assets so that they will be preserved for the Company on and after the Closing Date.

(d)           Contracts and Agreements.  Seller shall not:

(1)           grant or create any Preference Right or Transfer Requirement with respect to the Assets except (i) in connection with the performance by Seller of an obligation or agreement existing on the Effective Time or pursuant to this Agreement or (ii) in connection with the renewal or extension of Assets after the Effective Time if granting or creating such Preference Right or Transfer Requirement is a condition of such renewal or extension;

(2)           enter into any oil, gas or other hydrocarbon sales, exchange, gathering, processing or transportation contract with respect to the Assets having a term in excess of one (1) year which is not terminable without penalty on notice of ninety (90) days or less;

(3)           voluntarily relinquish Seller’s position as operator with respect to any of the Assets; or

(4)           enter into, terminate early, amend or default under any Derivative without Buyer’s prior written consent.

Section 8.2             Qualifications on Conduct.

(a)           Emergencies; Legal Requirements.  Seller may take (or not take, as the case may be) any of the actions mentioned in Section 8.1 if reasonably necessary under emergency circumstances (or if required or prohibited, as the case may be, pursuant to Law) and provided Buyer is notified as soon thereafter as practicable.

(b)           Non-Operated Properties.  If Seller is not the operator of a particular portion of the Assets, the obligations of Seller in Section 8.1 with respect to such portion of the Assets, which have reference to operations or activities that pursuant to existing contracts are carried out or performed by the operator, shall be construed to require only that Seller use its reasonable best efforts (without being obligated to incur any expense or institute any cause of action) to cause the operator of such portion of the Assets to take such actions or render such performance within the constraints of the applicable operating agreements and other applicable agreements.

(c)           Certain Operations.

(1)           Should Seller not wish to pay any lease rental or other payment or participate in any reworking, deepening, drilling, completion, equipping or other operation on or with respect to any well or other Property Subdivision constituting part of the E & P Assets which may otherwise be required by Section 8.1, Seller shall give Buyer written notice thereof at least fifteen (15) days prior to the date such rental or other payment is due or, in the case of an operation, promptly after Seller receives notice of such proposed operation from the operator of such property (or if Seller is the operator, at the same time Seller gives or is required to give notice of such proposed operation to the non-operators of such property).  Seller shall not be obligated to make any such payment or to elect to participate in any such operation which Seller does not wish to make or participate in unless Seller receives from Buyer, within a reasonable time prior to the date when such payment or election is required to be made by Seller, (a) the written election and agreement of Buyer (i) to require Seller to take such action and (ii) to pay all costs and expenses of Seller with respect to such lease rental or other payment or such operation and (b) the funds necessary for such payment or operation as contained in the applicable AFE therefor or estimated by Seller.  Notwithstanding the foregoing, Seller shall not be obligated to pay any lease rental or other payment or to elect to participate in any operation if the operator of the property involved recommends that such action not be taken.  If Buyer advances any funds pursuant to this Section 8.2(c) with respect to a particular portion of the E & P Assets, such portion of the Assets is excluded from the Assets pursuant to the terms hereof or Closing does not occur, and such funds are not reimbursed to Buyer within thirty (30) days after the earlier of Closing or termination of this Agreement, then with respect to such particular portion of the E & P Assets, (i) Buyer shall own and be entitled to any interest of Seller that would have lapsed but for such payment or (ii) in the case of operations, Buyer shall be entitled to receive the penalty, if any, that Seller, as nonconsenting party, would have suffered under the applicable operating or other agreement with respect to such operations as if Buyer were a consenting party thereunder; in each case, subject to and after deduction of any damages or other relief to which Seller may be entitled with respect to any breach by Buyer of this Agreement.

(2)           If a notice delivered to Buyer pursuant to Section 8.1(c)(2) sets forth a recommendation that Seller participate in an operation or capital expenditure the failure in which to participate will cause the forfeiture of all or any portion of a Subject Interest (or any interest in production attributable thereto) and Buyer timely notifies Seller that it does not desire Seller to participate in same, then, on or before the Closing, Seller may elect to exclude from the Assets and reserve to Seller the Subject Interest (or the interest therein or interest in production therefrom) that would be so forfeited, together with a pro rata share of all Incidental Rights, oil, gas and other hydrocarbons and other assets attributable or appurtenant thereto (but only to the extent such Incidental Rights, oil, gas and other hydrocarbons and other assets are practicably severable from the Assets without adversely impacting in any material respect the value or operations of the remaining Assets).  If such Incidental Rights, oil, gas and other hydrocarbons and other assets are not so practicably severable from the Assets, Buyer shall execute and deliver to Seller at Closing a perpetual use agreement on commercially reasonable terms which grants to Seller and its successors and assigns the practical benefits Seller would have received from such Incidental Rights, oil, gas and other hydrocarbons and other assets had they been so excluded and reserved to Seller.  No reduction in the Purchase Price shall be made on account of any exclusion, reservation, use agreement or other matter provided for in this Section 8.2(c)(2).

Section 8.3             Assignment of Membership Interests.  Upon the terms and subject to the conditions of this Agreement, at or prior to the Closing, Seller and Buyer shall execute and deliver or cause the execution and delivery of the Assignment of Membership Interests, in substantially the form attached hereto as Exhibit 8.3 (the “Assignment”).  To the extent any liens or security interests securing indebtedness encumber any of the Membership Interests, Seller shall cause such liens and security interests to be terminated and released concurrently with the Closing.

Section 8.4             Public Announcements.  Prior to the Closing Date, without the prior written approval of the other party hereto, which approval shall not be unreasonably withheld, no party hereto will issue, or permit any agent or Affiliate of it to issue, any press releases or otherwise make, or cause any agent or Affiliate of it to make, any public statements with respect to this Agreement and the transactions contemplated hereby, except where such release or statement is deemed in good faith by the releasing party to be required by Law or under the rules and regulations of the NASDAQ or New York stock exchanges (or other public stock exchange of similar reputation and standing) on which the shares of such party or any of its Affiliates are listed.  In each case to which such exception applies, the releasing party will use its reasonable best efforts to provide a copy of such release or statement to the other parties prior to releasing or making the same.  Seller approves Buyer’s issuance of a press release in the form of Exhibit 8.4 immediately after the execution of this Agreement by both parties.

Section 8.5             Amendment of Schedules.  As of the Closing Date, all Schedules hereto shall be deemed amended and supplemented to include reference to any matter (a) relating to Seller or the Assets which first arises or occurs after the date of execution of this Agreement and does not result from a breach by Seller of Section 8.1, (b) which results in an adjustment to the Purchase Price pursuant to Section 3.1, or (c) which relates to a property excluded from the Assets pursuant to Section 8.2(c)(2).

Section 8.6             Parties’ Efforts and Further Assurances.  Buyer covenants and agrees to take all actions which are necessary for it to be in compliance with its warranties and representations contained in Sections 4.2(h), 4.2(i) and 4.2(j) on the Closing Date.  Each of the parties agrees to use commercially reasonable efforts (and to cause its Affiliates to use commercially reasonable efforts) to refrain from taking any action within its control which would cause a breach of any of its representations and warranties contained in Article IV or which would prevent it from delivering to the other parties the certificate which it is required to deliver pursuant to Section 9.1(b) or 9.2(b), as the case may be.  Seller and Buyer each agree that from time to time after the Closing Date, each of them will execute and deliver or cause their respective Affiliates to execute and deliver such further instruments, and take (or cause their respective Affiliates to take) such other action, as may be reasonably necessary to carry out the purposes and intents of this Agreement.

Section 8.7             Asset Records.  Within a reasonable period of time following the end of the term of the Transition Agreement, Seller shall make all Asset Records available for delivery to Buyer at Seller’s offices in Houston, Texas or at the locations of the Assets in the case of Asset Records maintained at such locations.  Buyer agrees to maintain all Asset Records until the fifth anniversary of the Closing Date (or for such longer period of time as Seller shall advise Buyer is necessary in order to have the Asset Records available with respect to open years for Tax audit purposes), or, if any of the Asset Records pertain to any claim or dispute pending on the fifth anniversary of the Closing Date, Buyer shall maintain any of the Asset Records designated by Seller until such claim or dispute is finally resolved and the time for all appeals has been exhausted.  Buyer shall provide Seller and its representatives reasonable access to and the right to copy the Asset Records for the purposes of (i) preparing and delivering any accounting provided for under this Agreement and adjusting, prorating and settling the charges and credits provided for in this Agreement, (ii) complying with any Law affecting Seller’s interest in the Assets prior to the Closing Date, (iii) conducting and preparing any audit of the books and records of any third party relating to Seller’s interest in the Assets prior to the Closing Date, or responding to any audit conducted or prepared by such third parties, (iv) preparing Tax returns, (v) responding to or disputing any Tax audit or (vi) asserting, defending or otherwise dealing with any claim or dispute under this Agreement or with respect to the Assets.  In no event shall Buyer or any of its Affiliates destroy any Asset Records without giving Seller sixty (60) days’

advance written notice thereof and the opportunity, at Seller’s expense, to obtain such Asset Records prior to their destruction.

Section 8.8             Recording.  Immediately following the Closing, Buyer, at its cost and expense, shall record the Conveyance and all other instruments of assignment in the appropriate governmental offices of the jurisdictions in which the Assets are located.  Promptly following such recording, Buyer shall advise Seller in writing of the pertinent recording data.

Section 8.9             Casualty and Condemnation.  If after the Effective Time and prior to the Closing any part of the Assets shall be destroyed or damaged by fire or other casualty or if any part of the Assets shall be taken in condemnation or under the right of eminent domain or if proceedings for such purposes shall be pending or threatened, this Agreement shall remain in full force and effect notwithstanding any such destruction, taking or proceeding or the threat thereof.  To the extent insurance proceeds, condemnation awards or other payments are not committed, used or applied by Seller prior to the Closing Date to repair, restore or replace such damaged, destroyed or taken Assets, Seller shall at the Closing (i) assign to the Company Seller’s right to receive all insurance or condemnation proceeds, awards or payments owed to Seller by reason of such destruction or taking, less any reasonable costs and expenses incurred by Seller in collecting same or in connection with such proceedings or the threat thereof, and (ii) pay to the Company all insurance or condemnation proceeds, awards or payments theretofore paid to Seller by reason of such destruction or taking, less any reasonable costs and expenses incurred by Seller in collecting same or in connection with such proceedings or the threat thereof.  Notwithstanding the foregoing, any insurance or condemnation proceeds, awards or payments (or any rights thereto) by reason of such destruction or taking which are held by or owed to Seller for the account or benefit of any third party joint interest owners shall not be paid or assigned by Seller to the Company pursuant to this Section and shall instead be transferred to the successor operator or other Person responsible therefor pursuant to the terms of the applicable operating or other agreement.

Section 8.10           Transition Agreement.  At Closing, Seller and the Company shall execute and deliver a Transition Services Agreement (the “Transition Agreement”) providing for the performance by Seller or its Affiliates of certain transition services with respect to the operation of the Assets after Closing in substantially the form attached hereto as Exhibit 8.10.

Section 8.11           Employees.

(a)           Company Employees.  “Company Employees” shall mean the employees of Seller listed on Schedule 8.11(a) attached hereto.  Effective as of 12:01 a.m. on the day immediately following the date of termination of the Transition Agreement (the Transition Termination Date”), the employment of the Company Employees with Seller shall terminate. Buyer or another member of the controlled group (within the meaning of Section 414(b), (c), (m) or (o) of the Code) of which Buyer is a member (the “Buyer Controlled Group”) shall have the right commencing on the Transition Termination Date to make a comparable offer of employment to any or all of the Company Employees in its sole discretion.  A comparable offer of employment to a Company Employee shall be an offer of employment (a) at the Company Employee’s current base salary with Seller as of the date of this Agreement (as set out on Schedule 8.11(a)); (b) with substantially the same duties and responsibilities; (c) at the same location (or such other worksite as the Company Employee may agree to), and (d) made only after prior written notice to Seller of the name of each such Company Employee and the terms of such offer.

(b)           Continuing Employees.  Company Employees who accept an offer of employment and become employed by a member of the Buyer Controlled Group on such day following the Transition Termination Date, are hereinafter referred to as the “Continuing Employees.”  The effective date of employment of the Continuing Employee with the employing member of the Buyer Controlled Group shall be such day following the Transition Termination Date.  Nothing contained herein shall confer upon any Continuing Employee any right with respect to continuance of employment by Buyer or any other member of the Buyer Controlled Group, nor shall anything herein interfere in any way with the right of an employing member of the Buyer Controlled Group to terminate the employment of a Continuing Employee at any time with or without cause.  Seller shall remain solely responsible for all its obligations with respect to Company Employees who do not become Continuing Employees.

(c)           Savings Plans.  To the extent a Continuing Employee has an outstanding plan loan from a Seller 401(k) plan, such Continuing Employee shall be entitled to rollover such loan to a Buyer Controlled Group 401(k) plan to the extent permitted by the Code.

(d)           Post-Closing Benefits for Continuing Employees.

(i)            Buyer shall, or shall cause another member of the Buyer Controlled Group to, provide coverage and benefits for each Continuing Employee in each employee benefit plan, program, practice and policy (within the meaning of Section 3(3) of ERISA) and any other similar arrangement of the Buyer Controlled Group member employing the Continuing Employee, on at least as favorable a basis as Buyer or such other member of the Buyer Controlled Group provides to its other employees similarly situated.  Each Continuing Employee shall be given credit for eligibility and vesting under each employee benefit plan, program, practice and policy of the Buyer Controlled Group employing member for all service prior to the day following the Transition Termination Date, with Seller, or any predecessor employer (to the extent such credit was given by Seller).  Further, no preexisting condition, exclusion or limitation shall be applicable with respect to the participation of any Continuing Employee in any medical benefit plan of any member of the Buyer Controlled Group and each Continuing Employee shall be given credit under each Buyer Controlled Group medical benefit plan for all deductibles such employee has paid under the Seller group medical plan.
(ii)           Each Buyer Controlled Group employing member shall calculate a Continuing Employee’s vacation entitlement by crediting each such Continuing Employee with years of service and seniority with Seller as well as all unused vacation days previously accrued with Seller.  Seller shall also credit the amount of accrued vacation of such Continuing Employee as of the day following the Transition Termination Date, in determining vacation entitlement for the current year.

Section 8.12           Joint Development and AMI Agreement.  Upon the terms and subject to the conditions of this Agreement, at or prior to Closing, Seller and the Company shall execute and deliver or cause the execution and delivery of a Joint Development and Area of Mutual Interest Agreement, in substantially the form attached hereto as Exhibit 8.12 (the “Joint Development and AMI Agreement”).

Section 8.13           3-D Seismic Data License Agreement.  Upon the terms and subject to the conditions of this Agreement, at or prior to Closing, Seller and the Company shall execute and deliver or cause the execution and delivery of a 3-D Seismic Data License Agreement, in substantially the form attached hereto as Exhibit 8.13 (the “Data License Agreement”).

Section 8.14           Cooperation in Connection with Preparation and Audit of Financial Statements.

(a)           Seller shall, and shall use its good faith efforts to cause its Affiliates and their respective officers, employees, independent auditor and other advisors (collectively, “Representatives”) to, cooperate with Buyer, its Affiliates and their Representatives in connection with (i) the preparation and audit of any financial statements relating to the Assets and the operations and business conducted by Seller in connection with the Assets (the “Business and Assets”) that may be required to be filed by Buyer or its Affiliates with the Securities and Exchange Commission (the “SEC”) pursuant to the Securities Act of 1933, as amended (the “Act”), and the rules and regulations thereunder, or the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and the rules and regulations thereunder, or to be filed with, or provided to, any other regulatory authority or pursuant to any other applicable law, and (ii) the preparation and audit of any financial statements relating to the Business and Assets that may be required in connection with any financing transaction by Buyer and its Affiliates.

(b)           In connection with the preparation and audit of any financial statements as contemplated in clause (a) above, Seller agrees to make available to Buyer and its Affiliates and their Representatives copies of (i) any and all books, records, information and documents that are attributable to the Business and Assets that are in Seller’s or its Affiliates’ possession as may be required by Buyer and its Affiliates in order for Buyer and its Affiliates to prepare such financial statements in accordance with the requirements of Regulation S-X under the Securities Act, and (ii) any documentation attributable to the Business and Assets that is in Seller’s or its Affiliates’ possession as may be required to complete any audit associated with such financial statements.

(c)           Without limiting the generality of the foregoing, Seller shall, and shall use its good faith efforts to cause its Affiliates and their respective Representatives to, cooperate with the independent auditor of Buyer and its Affiliates in connection with any audit of any financial statements relating to the Business and Assets that Buyer or any of its Affiliates requires in connection with such audit, including without limitation, to execute any representation letters for pre-Closing periods that may be required to be delivered in connection with such audit that are reasonably satisfactory to Seller.

(d)           For a period of five (5) years following the Closing, Seller shall, and shall cause it Affiliates to, retain all books, records, information and documents in its or its Affiliates’

possession that may be necessary in connection with the preparation and audit of financial statements with respect to the Business and Assets.

(e)           Buyer shall reimburse Seller for all costs and expenses incurred by Seller or its Affiliates, including fees and expenses of third Persons providing accounting or other services to Seller or its Affiliates, in complying with the provisions of this Section 8.14.

ARTICLE IX.
CLOSING CONDITIONS

Section 9.1             Seller’s Closing Conditions.  The obligation of Seller to proceed with the Closing contemplated hereby is subject, at the option of Seller, to the satisfaction on or prior to the Closing Date of all of the following conditions:

(a)   Representations, Warranties and Covenants.  The (i) representations and warranties of Buyer contained in this Agreement shall be true and correct in all material respects (and in all respects, in the case of representations and warranties which are qualified by the requirement of a material adverse effect) on and as of the Closing Date, and (ii) covenants and agreements of Buyer to be performed on or before the Closing Date in accordance with this Agreement shall have been duly performed in all material respects.

(b)   Officer’s Certificate.  Seller shall have received a certificate dated as of the Closing Date, executed on behalf of Buyer by a duly authorized officer of the general partner of Buyer, to the effect that the conditions set forth in subsection (a) of this Section 9.1 have been satisfied.

(c)   Closing Documents.  On or prior to the Closing Date, Buyer shall have delivered, or be standing ready to deliver at Closing, all agreements, instruments and other documents required to be delivered by Buyer pursuant to Section 10.3.

(d)   No Action.  On the Closing Date, no suit, action or other proceeding (excluding any such matter initiated by Seller or any of its Affiliates) shall be pending or threatened before any court or governmental agency or body of competent jurisdiction seeking to enjoin or restrain the consummation of the Closing or recover damages from Seller or any Affiliate of Seller resulting therefrom.

(e)   Opinion of Counsel.  Buyer shall have delivered to Seller the written opinion, dated as of the Closing Date, of Vinson & Elkins, L.L.P., counsel to Buyer, substantially in the form attached hereto as Exhibit 9.1(e).

Section 9.2             Buyer’s Closing Conditions.  The obligation of Buyer to proceed with the Closing contemplated hereby is subject, at the option of Buyer, to the satisfaction on or prior to the Closing Date of all of the following conditions:

(a)   Representations, Warranties and Covenants.  The (i) representations and warranties of Seller contained in this Agreement shall be true and correct in all material respects (and in all respects, in the case of representations and warranties which are qualified by materiality or the requirement of a Material Adverse Effect) on and as of the Closing Date as though made as of the Closing Date with the Schedules to this Agreement amended and supplemented in accordance with Section 8.5, and (ii) covenants and agreements of Seller to be performed on or before the Closing Date in accordance with this Agreement shall have been duly performed in all material respects.

(b)   Officer’s Certificate.  Buyer shall have received a certificate dated as of the Closing Date, executed on behalf of Seller by a duly authorized officer of Seller, to the effect that the conditions set forth in subsection (a) of this Section 9.2 have been satisfied.

(c)   Closing Documents.  On or prior to the Closing Date, Seller shall have delivered, or be standing ready to deliver at the Closing, all agreements, instruments and other documents required to be delivered by Seller pursuant to Section 10.2.

(d)   No Action.  On the Closing Date, no suit, action or other proceeding (excluding any such matter initiated by Buyer or any of its Affiliates) shall be pending or threatened before any court or governmental agency or body of competent jurisdiction seeking to enjoin or restrain the consummation of the Closing or recover damages from Buyer or any Affiliate of Buyer resulting therefrom.

(e)   Opinion of Counsel.  Seller shall have delivered to Buyer the written opinion, dated as of the Closing Date, of Fulbright & Jaworski L.L.P., counsel to Seller, substantially in the form attached hereto as Exhibit 9.2(e).

(f)    Derivative Transfer.  All documentation in a form reasonably acceptable to Buyer required to fully transfer to the Company, on the same terms and conditions, the Derivatives, including (i) Crude Oil Purchase Contract (No. 6340-1003) dated February 24, 2006, by and between Calumet Florida Division of Plains Resources and Plains Marketing, L.P., as amended by First Amendment dated May 15, 2006, and Third Amendment dated January 18, 2007, (ii) Crude Oil Marketing Agreement dated November 17, 1998, by and among Plains Resources, Inc., Calumet Florida, Inc., Plains Illinois, Stocker Resources and Plains Marketing, as amended by the Amended and Restated Crude Oil Marketing Agreement dated July 23, 2004, and (iii) Crude Oil Purchase Contract (No. 6340-1004) dated May 8, 2006, by and between Calumet Florida Division of Plains Resources and Plains Marketing, L.P., as amended by First Amendment dated January 18, 2007.

(g)   Other Consents.  All consents to assign or transfer required pursuant to the terms of the oil and gas lease and material contracts set forth in Schedule 4.1(e) shall have been obtained, provided, however, that in the event that such consents have not been fully obtained as of Closing, the Parties shall enter into the Operations and Proceeds Agreement, whereupon this condition to Closing shall be deemed waived by Buyer.

Section 9.3             Failure to Disclose.  The breach by Buyer of its obligation to give notice to Seller under Section 4.2(j) shall not constitute a failure of the conditions to Closing under Section 9.1.  From and after Closing, Seller shall not have any obligation or liability under this Agreement or otherwise in connection with the transaction contemplated in this Agreement for any breach of a representation or warranty by Seller prior to Closing by reason of any fact or facts of which Buyer had knowledge prior to Closing if and to the extent Buyer breached its obligation to give notice of such fact or facts to Seller pursuant to Section 4.2(j).  From and after Closing, Buyer shall not have any obligation or liability under this Agreement or otherwise in connection with the transaction contemplated in this Agreement for any breach of a representation or warranty by Buyer prior to Closing by reason of any fact or facts of which Seller had knowledge prior to Closing if and to the extent Seller breached its obligation to give notice of such fact or facts to Buyer pursuant to Section 4.l(u).

ARTICLE X.
CLOSING

Section 10.1           Closing.  The Closing shall be held on the Closing Date at 10:00 a.m., Houston time, at the offices of Fulbright & Jaworski L.L.P., Fulbright Tower, 1301 McKinney, Suite 5100, Houston, Texas, or at such other time or place as Seller and Buyer may otherwise agree in writing.

Section 10.2           Seller’s Closing Obligations.  At Closing, Seller shall execute and deliver, or cause to be executed and delivered, to Buyer the following:

(a)           The Assignment contemplated by Section 8.3, the Joint Development and AMI Agreement contemplated by Section 8.12, the Transition Agreement contemplated by Section 8.10, and the Data License Agreement contemplated by Section 8.13;

(b)           The officer’s certificate referred to in Section 9.2(b);

(c)           The legal opinion referred to in Section 9.2(e);

(d)           Letters in lieu of division and transfer orders executed by Seller relating to the Subject Interests in form reasonably necessary to reflect the conveyances contemplated hereby;

(e)           A non-foreign affidavit, as such affidavit is referred to in Section 1445(b)(2) of the Code, in form attached hereto as Exhibit 10.2(e), dated as of the Closing Date; and

(f)            Any other agreements, instruments and documents which are required by other terms of this Agreement to be executed and/or delivered by Seller to Buyer at the Closing.

Section 10.3           Buyer’s Closing Obligations.  At Closing, Buyer shall (i) deliver, or cause to be delivered, the Initial Adjusted Purchase Price to Seller in immediately available funds to the bank account as provided in Section 3.2 and (ii) execute and deliver, or cause to be executed and delivered, to Seller the following:

(a)           The officer’s certificate of Buyer referred to in Section 9.1(b);

(b)           The legal opinion referred to in Section 9.1(e);

(c)           The Joint Development and AMI Agreement contemplated by Section 8.12, the Transition Agreement contemplated by Section 8.10, and the Data License Agreement contemplated by Section 8.13;

(d)           A parent guarantee pursuant to which Buyer shall guarantee the obligations of the Company to Seller under the Conveyance, the Joint Development and AMI Agreement, the Transition Agreement and the Data License Agreement, in substantially the form attached hereto as Exhibit 10.3(d); and

(e)           Any other agreements, instruments and documents which are required by other terms of this Agreement to be executed and/or delivered by Buyer to Seller at the Closing.

ARTICLE XI.
EFFECT OF CLOSING

Section 11.1           Revenues.  After Closing, all proceeds, accounts receivable, notes receivable, income, revenues, monies and other items included in or attributable to the Excluded Assets and all other Excluded Assets shall belong to and be paid over to Seller, and all proceeds, accounts receivable, notes receivable, income, revenues, monies and other items included in or attributable to the Assets with respect to any period of time after the Effective Time shall belong to and be paid over to the Company, except that, to the extent any such items are credited to the Company in calculating the Initial Adjusted Purchase Price, as adjusted pursuant to Section 3.4, the same shall belong to and be paid over to Seller.

Section 11.2           Expenses.  After Closing, all accounts payable and other costs and expenses with respect to the Assets for which Seller is given credit in the determination of Net Cash Flow pursuant to Section 3.3, as adjusted pursuant to Section 3.4, shall be borne by Seller.  Ad valorem taxes related to the Assets and not accounted for in the determination of Net Cash Flow will be prorated as of the Effective Time.  For any such ad valorem taxes for a period which the Effective Time splits and which are paid by Seller, Buyer shall reimburse Seller for the portion thereof equal to the percentage of such period represented by the portion of such period beginning at the Effective Time.  For any such ad valorem taxes for a period which the Effective Time splits and which are not paid by Seller, Buyer shall pay such taxes and Seller shall reimburse Buyer for a percentage of such taxes equal to the portion of such period which ends on the day immediately preceding the Effective Time.

Section 11.3           Payments and Obligations.  If monies are received by any party hereto which, under the terms of this Article XI, belong to another party, the same shall immediately be paid over to the proper party.  If an invoice or other evidence of an obligation is received which under the terms of this Article XI is partially the obligation of Seller and partially the obligation of the Company, then the parties shall consult each other and each shall promptly pay its portion of such obligation to the obligee.

Section 11.4           Survival.  Except as provided in this Section 11.4, no representations, warranties, covenants and agreements made herein shall survive the Closing.  Each representation, warranty, covenant and agreement made herein shall terminate and cease to be of further force and effect as of the Closing or such later date after Closing as is expressly stipulated in this Section 11.4 for the survival thereof.  Following the Closing or such later date stipulated in this Section 11.4 for the survival thereof, such representation, warranty, covenant or agreement shall not form the basis for or give rise to any claim, demand, cause of action, counterclaim, defense, damage, indemnity, obligation or liability which is asserted, claimed, made or filed following the Closing or such later date stipulated for survival.  It is expressly agreed that the terms and provisions of:

(a)   Sections 3.4, 8.1 and 8.2 and Article IV (other than Sections 4.1(b), 4.1(c), 4.1(w), 4.2(b) and 4.2(c)) shall survive the Closing for a period of eight (8) months from the Closing Date, and

(b)   Sections 4.1(b), 4.1(c), 4.1(w), 4.2(b), 4.2(c), 5.2, 5.3, 7.2, 8.5, 8.6, 8.7, 8.8, 8.11, 8.14, and 9.3, Articles XI, XII, XIII, XIV and XV and Buyer’s indemnity and hold harmless of the Seller Indemnified Persons under Section 5.1 shall survive the Closing indefinitely or for such shorter period of time as may be stipulated in such provisions.

Any claim, demand, cause of action, counterclaim, defense, damage, indemnity, obligation or liability which is asserted, claimed or made in writing to the other Party within the applicable survival period shall be deemed timely made under this Agreement.  In addition, the definitions set forth in Appendix A to this Agreement or in any other provision of this Agreement which are used in the representations, warranties, covenants and agreements which survive the Closing pursuant to this Section 11.4 shall survive the Closing to the extent necessary to give operative effect to such surviving representations, warranties, covenants and agreements.

Section 11.5           Certain Post-Closing Obligations.  Within twenty (20) days after the Closing, Buyer shall (i) obtain and file with the appropriate Governmental Authorities replacement surety bonds and/or guarantees for all Assets for which Seller has surety bonds and/or guarantees outstanding (as reflected in a list of such surety bonds and/or guarantees to be provided to Buyer by Seller), (ii) obtain the full and complete release of Seller from (or the full and complete cancellation of) all such bonds and/or guarantees insofar as they relate to the Assets, and (iii) furnish Seller appropriate evidence of Buyer’s compliance with the requirements of clauses (i) and (ii), including copies of such replacement bonds and/or guarantees and such releases and/or cancellations.  Within a reasonable period of time following the Closing, Buyer shall remove or paint over, as appropriate, any logo, service mark, trade name or trademark which constitutes an Excluded Asset and is on the Assets.

ARTICLE XII.
LIMITATIONS

Section 12.1           Disclaimer of Warranties.  NOTWITHSTANDING ANYTHING CONTAINED TO THE CONTRARY IN ANY OTHER PROVISION OF THIS AGREEMENT, IT IS THE EXPLICIT INTENT OF EACH PARTY HERETO THAT SELLER IS NOT MAKING ANY REPRESENTATION OR WARRANTY WHATSOEVER, EXPRESS, IMPLIED, STATUTORY OR OTHERWISE, BEYOND THOSE REPRESENTATIONS OR WARRANTIES EXPRESSLY GIVEN IN THIS AGREEMENT AND THE SPECIAL

WARRANTY OF TITLE SET FORTH IN THE CONVEYANCE, AND IT IS UNDERSTOOD THAT, WITHOUT LIMITING SUCH EXPRESS REPRESENTATIONS AND WARRANTIES AND SPECIAL WARRANTY OF TITLE, BUYER TAKES THE COMPANY, THE MEMBERSHIP INTERESTS AND THE ASSETS AS IS AND WHERE IS AND WITH ALL FAULTS.  WITHOUT LIMITING THE GENERALITY OF THE IMMEDIATELY PRECEDING SENTENCE, SELLER HEREBY (I) EXPRESSLY DISCLAIMS AND NEGATES ANY REPRESENTATION OR WARRANTY, EXPRESS OR IMPLIED, AT COMMON LAW, BY STATUTE OR OTHERWISE, RELATING TO (A) THE CONDITION OF THE ASSETS, THE COMPANY AND THE MEMBERSHIP INTERESTS (INCLUDING, WITHOUT LIMITATION, ANY IMPLIED OR EXPRESS WARRANTY OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE, OR OF CONFORMITY TO MODELS OR SAMPLES OF MATERIALS, OR THE PRESENCE OR ABSENCE OF ANY HAZARDOUS MATERIALS IN OR ON, OR DISPOSED OF OR DISCHARGED FROM, THE ASSETS) OR (B) ANY INFRINGEMENT BY SELLER OR ANY OF ITS AFFILIATES OF ANY PATENT OR PROPRIETARY RIGHT OF ANY THIRD PARTY; AND (II) NEGATES ANY RIGHTS OF BUYER UNDER STATUTES TO CLAIM DIMINUTION OF CONSIDERATION AND ANY CLAIMS BY BUYER FOR DAMAGES BECAUSE OF DEFECTS, WHETHER KNOWN OR UNKNOWN, IT BEING THE INTENTION OF SELLER AND BUYER THAT THE ASSETS, THE COMPANY AND THE MEMBERSHIP INTERESTS ARE TO BE ACCEPTED BY BUYER IN THEIR PRESENT CONDITION AND STATE OF REPAIR.

Section 12.2           Texas Deceptive Trade Practices Act Waiver.  BUYER (A) REPRESENTS AND WARRANTS TO SELLER THAT IT (I) IS ACQUIRING THE COMPANY, THE MEMBERSHIP INTERESTS AND THE ASSETS FOR COMMERCIAL OR BUSINESS USE, (II) IS REPRESENTED BY LEGAL COUNSEL, (III) ACKNOWLEDGES THE CONSIDERATION PAID OR TO BE PAID FOR THE ASSETS WILL EXCEED $500,000, AND (IV) HAS KNOWLEDGE AND EXPERIENCE IN FINANCIAL AND BUSINESS MATTERS SUCH THAT ENABLE IT TO EVALUATE THE MERITS AND RISKS OF THE TRANSACTION CONTEMPLATED BY THIS AGREEMENT AND IS NOT IN A SIGNIFICANTLY DISPARATE BARGAINING POSITION WITH RESPECT TO THE SELLER; AND (B) HEREBY UNCONDITIONALLY AND IRREVOCABLY WAIVES ANY AND ALL RIGHTS OR REMEDIES IT MAY HAVE UNDER THE DECEPTIVE TRADE PRACTICES - CONSUMER PROTECTION ACT OF THE STATE OF TEXAS, TEX. BUS. & COM. CODE § 17.41 ET SEQ. TO THE MAXIMUM EXTENT IT CAN DO SO UNDER APPLICABLE LAW, IF SUCH ACT WOULD FOR ANY REASON BE DEEMED APPLICABLE TO THE TRANSACTIONS CONTEMPLATED HEREBY.

WAIVER OF CONSUMER RIGHTS

BUYER WAIVES ITS RIGHTS UNDER THE DECEPTIVE TRADE PRACTICES - CONSUMER PROTECTION ACT, SECTION 17.41 ET SEQ., BUSINESS & COMMERCE CODE, A LAW THAT GIVES CONSUMERS SPECIAL RIGHTS AND PROTECTIONS.  AFTER CONSULTATION WITH AN ATTORNEY OF BUYER’S OWN SELECTION, BUYER VOLUNTARILY CONSENTS TO THIS WAIVER.

FURTHERMORE, WITH RESPECT TO ASSETS WHICH ARE LOCATED IN A STATE OR SUBJECT TO A JURISDICTION OTHER THAN TEXAS, BUYER WAIVES ANY COMPARABLE PROVISION OF THE LAW OF THE STATE OR OTHER JURISDICTION WHERE SUCH ASSETS ARE LOCATED OR TO WHICH SUCH ASSETS ARE SUBJECT.

Section 12.3           Damages.  NOTWITHSTANDING ANYTHING CONTAINED TO THE CONTRARY IN ANY OTHER PROVISION OF THIS AGREEMENT, SELLER AND BUYER AGREE THAT, EXCEPT FOR THE LIQUIDATED DAMAGES SPECIFICALLY PROVIDED FOR IN SECTIONS 13.4 AND 14.2, THE RECOVERY BY EITHER PARTY HERETO OF ANY DAMAGES SUFFERED OR INCURRED BY IT AS A RESULT OF ANY BREACH BY THE OTHER PARTY OF ANY OF ITS REPRESENTATIONS, WARRANTIES OR OBLIGATIONS UNDER THIS AGREEMENT SHALL BE LIMITED TO THE ACTUAL DAMAGES SUFFERED OR INCURRED BY THE NON-BREACHING PARTY (AND THE INDEMNIFIED PERSONS TO WHICH SUCH OBLIGATIONS MAY EXTEND UNDER THE TERMS HEREOF) AS A RESULT OF THE BREACH BY THE BREACHING PARTY OF ITS REPRESENTATIONS, WARRANTIES OR OBLIGATIONS HEREUNDER AND IN NO EVENT SHALL THE BREACHING PARTY BE LIABLE TO THE NON-BREACHING PARTY OR ANY INDEMNIFIED PERSON FOR ANY INDIRECT, CONSEQUENTIAL, SPECIAL, EXEMPLARY OR PUNITIVE DAMAGES (INCLUDING, WITHOUT LIMITATION, ANY DAMAGES ON ACCOUNT OF LOST PROFITS OR OPPORTUNITIES, BUSINESS INTERRUPTION OR LOST OR DELAYED PRODUCTION) SUFFERED OR INCURRED BY THE NON-BREACHING PARTY OR ANY INDEMNIFIED PERSON AS A RESULT OF THE BREACH BY THE BREACHING PARTY OF ANY OF ITS REPRESENTATIONS, WARRANTIES OR OBLIGATIONS HEREUNDER.  For purposes of the foregoing, actual damages may, however, include indirect, consequential, special, exemplary or punitive damages to the extent (i) the injuries or losses resulting in or giving rise to such damages are incurred or suffered by a Person which is not a Seller Indemnified Person, a Buyer Indemnified Person or an Affiliate of any of the foregoing and (ii) such damages are recovered against an Indemnified Person by a Person which is not a Seller Indemnified Person, a Buyer Indemnified Person or an Affiliate of any of the foregoing.  This Section 12.3 shall operate only to limit a party’s liability and shall not operate to increase or expand any contractual obligation of a party hereunder or cause any contractual obligation of a party hereunder to survive longer than provided in Section 11.4.

Section 12.4           Plugging and Abandonment Obligations.  NOTWITHSTANDING ANYTHING CONTAINED TO THE CONTRARY IN ANY OTHER PROVISION OF THIS AGREEMENT, IT IS EXPRESSLY AGREED FOR ALL PURPOSES OF THIS AGREEMENT THAT (I) THE PLUGGING AND ABANDONMENT OBLIGATIONS CONSTITUTE COMPANY LIABILITIES, UNLESS AND TO THE EXTENT SELLER IS REQUIRED TO INDEMNIFY BUYER FOR THE SAME PURSUANT TO SECTION 13.2, (II) THE PLUGGING AND ABANDONMENT OBLIGATIONS SHALL NOT CONSTITUTE ENVIRONMENTAL LIABILITIES OR ENVIRONMENTAL MATTERS, (III) EXCEPT FOR THE REPRESENTATION SET FORTH IN SECTION 4.1(t), SELLER MAKES NO WARRANTY OR REPRESENTATION, EXPRESS OR IMPLIED, WITH RESPECT TO THE PLUGGING AND ABANDONMENT OBLIGATIONS, AND (IV) SELLER SHALL HAVE NO LIABILITIES OR OBLIGATIONS WITH RESPECT TO PLUGGING AND ABANDONMENT OBLIGATIONS EXCEPT TO THE EXTENT SUCH OBLIGATIONS RELATE TO PROPERTY LOCATED ON THE EXCLUDED ASSETS AND UNLESS AND TO THE EXTENT SELLER IS REQUIRED TO INDEMNIFY BUYER FOR THE SAME PURSUANT TO SECTION 13.2.

Section 12.5           Environmental Release.  From and after Closing, the Buyer Indemnified Persons shall have no rights to recovery or indemnification for Environmental Liabilities or any Environmental Matters relating to the Assets under this Agreement or Law, and all rights or remedies which any Buyer Indemnified Person may have at or under Law with respect to any Environmental Liabilities or Environmental Matters are expressly waived.  FROM AND AFTER

CLOSING, ALL BUYER INDEMNIFIED PERSONS DO HEREBY AGREE, WARRANT AND COVENANT TO RELEASE, ACQUIT AND FOREVER DISCHARGE ALL SELLER INDEMNIFIED PERSONS FROM ANY AND ALL CLAIMS, DEMANDS AND CAUSES OF ACTION OF WHATSOEVER NATURE, INCLUDING WITHOUT LIMITATION ALL CLAIMS, DEMANDS AND CAUSES OF ACTION FOR CONTRIBUTION AND INDEMNITY UNDER STATUTE, INCLUDING THE COMPREHENSIVE ENVIRONMENTAL RESPONSE, COMPENSATION, AND LIABILITY ACT, OR COMMON LAW, WHICH COULD BE ASSERTED NOW OR IN THE FUTURE AND THAT RELATE TO OR IN ANY WAY ARISE OUT OF ENVIRONMENTAL LIABILITIES OR ENVIRONMENTAL MATTERS RELATING TO THE ASSETS.  FROM AND AFTER CLOSING, ALL BUYER INDEMNIFIED PERSONS WARRANT, AGREE AND COVENANT NOT TO SUE OR INSTITUTE ARBITRATION AGAINST ANY SELLER INDEMNIFIED PERSON UPON ANY CLAIM, DEMAND OR CAUSE OF ACTION FOR INDEMNITY AND CONTRIBUTION THAT HAVE BEEN ASSERTED OR COULD BE ASSERTED FOR ANY ENVIRONMENTAL LIABILITIES OR ENVIRONMENTAL MATTERS RELATING TO THE ASSETS.

ARTICLE XIII.
INDEMNIFICATION

Section 13.1           Indemnification By Buyer.  From and after the Closing, the Company shall assume, pay, perform, fulfill and discharge all Company Liabilities, and Buyer and the Company, jointly and severally, shall indemnify and hold harmless Seller, Seller’s Affiliates, each of Seller’s and its Affiliates’ respective past, present and future directors, officers, employees, consultants and agents, and each of the directors, officers, heirs, executors, successors and assigns of any of the foregoing (collectively, the “Seller Indemnified Persons”) from and against any and all (i) Company Liabilities incurred by or asserted against any of the Seller Indemnified Persons, INCLUDING, WITHOUT LIMITATION, ANY COMPANY LIABILITY BASED ON NEGLIGENCE, GROSS NEGLIGENCE OR STRICT LIABILITY OF THE SELLER INDEMNIFIED PERSON OR ON ANY OTHER THEORY OF LIABILITY, WHETHER IN LAW (WHETHER COMMON OR STATUTORY) OR EQUITY and (ii) subject to the limitations of Section 11.4 and Article XII, any Covered Liability resulting from any breach or nonfulfillment of any representation, warranty, covenant or agreement on the part of Buyer which is expressly set forth in this Agreement, including Buyer’s agreements to pay Taxes, fees, costs, expenses and other amounts as provided in Section 15.4.

Section 13.2           Indemnification By Seller.  Subject to the provisions of Section 13.4, from and after the Closing, Seller shall indemnify and hold harmless Buyer, the Company, each of their respective present and future partners, directors, officers, employees, consultants and agents, and each of the directors, officers, heirs, executors, successors and assigns of any of the foregoing (collectively, the “Buyer Indemnified Persons”) from and against any and all (i) Excluded Liabilities incurred by or asserted against any of the Buyer Indemnified Persons, INCLUDING, WITHOUT LIMITATION, ANY EXCLUDED LIABILITY BASED ON NEGLIGENCE, GROSS NEGLIGENCE OR STRICT LIABILITY OF THE BUYER INDEMNIFIED PERSON OR ON ANY OTHER THEORY OF LIABILITY, WHETHER IN LAW (WHETHER COMMON OR STATUTORY) OR EQUITY and (ii) subject to the limitations of Section 11.4 and Article XII, any Covered Liability resulting from any breach or nonfulfillment of any representation, warranty, covenant or agreement on the part of Seller which is expressly set forth in this Agreement.

Section 13.3           Indemnification and Defense Procedures.  A Person which is entitled to be indemnified under Section 5.1, 13.1 or 13.2 is herein referred to as an “Indemnified Person” and the party which is obligated to indemnify an Indemnified Person under Section 5.1, 13.1 or 13.2 is herein referred to as the “Indemnifying Party” with respect to the matter for which it is obligated to indemnify such Indemnified Person.  All claims for indemnification under Sections 5.1, 13.1 and 13.2 shall be asserted and resolved as follows:

(a)           If a third party claim for which an Indemnified Person is entitled to indemnity under Sections 5.1, 13.1 and/or 13.2 (an “Indemnified Claim”) is made against an Indemnified Person, and if Buyer or Seller intends to seek indemnity with respect thereto by or from an Indemnifying Party pursuant to Sections 5.1, 13.1 and/or 13.2, then the party electing to seek indemnity on behalf of such Indemnified Person shall promptly transmit to the Indemnifying Party a written notice (“Claim Notice”) (i) notifying such Indemnifying Party of such Indemnified Claim and requesting indemnity on behalf of such Indemnified Person with respect to such Indemnified Claim under Sections 5.1, 13.1 and/or 13.2, as the case may be, (ii) setting forth the full name, address for all notices and the authorized representatives of such Indemnified Person with respect to such Indemnified Claim, and (iii) describing in reasonable detail the nature of the Indemnified Claim, including a copy of all papers served with respect to such Indemnified Claim (if any) and the basis of such request for indemnification under Sections 5.1, 13.1 and/or 13.2, as the case may be.  Failure to provide such Claim Notice promptly shall not affect the right of the Indemnified Person to indemnification hereunder except to the extent the Indemnifying Party is prejudiced thereby; provided that, the Indemnifying Party shall not be obligated to defend, indemnify or otherwise hold harmless an Indemnified Person with respect to a third party claim until a Claim Notice meeting the foregoing requirements is furnished to the Indemnifying Party by the party seeking indemnity hereunder.  Within 30 days after receipt of any Claim Notice (the “Election Period”), the Indemnifying Party shall notify the party who sent the Claim Notice (A) whether the Indemnifying Party disputes its potential liability to indemnify the Indemnified Person under Sections 5.1, 13.1 and/or 13.2, as the case may be, with respect to such third party claim and (B) whether the Indemnifying Party desires to defend the Indemnified Person against such third party claim; provided that, if the Indemnifying Party fails to so notify the Indemnified Person during the Election Period, the Indemnifying Party shall be deemed to have elected to dispute such liability and not to defend against such third party claim.

(b)           If the Indemnifying Party notifies the party who sent the Claim Notice within the Election Period that the Indemnifying Party (i) does not dispute its liability to indemnify the Indemnified Person under Sections 5.1, 13.1 and/or 13.2, as the case may be (or reserves the right to dispute whether such claim is an Indemnified Claim under Sections 5.1, 13.1 and/or 13.2) and (ii) elects to assume the defense of such Indemnified Person with respect to such third party claim, then the Indemnifying Party shall have the right to defend, at its sole cost and expense, such third party claim by all appropriate proceedings, which proceedings shall be prosecuted diligently by the Indemnifying Party to a final conclusion or settled at the discretion of the Indemnifying Party in accordance with this Section 13.3(b).  If an Indemnifying Party elects pursuant to the foregoing to assume the defense of an Indemnified Person with respect to a third party claim which is subsequently determined not to be an Indemnified Claim, the Indemnifying Party shall not be entitled to recover from the Indemnified Person the costs and expenses incurred by the Indemnifying Party in providing such defense.  The Indemnifying Party shall have full control of such defense and proceedings, including any compromise or settlement thereof; provided that the Indemnifying Party shall not enter into any settlement agreement (or settle or compromise any such third party claim in a manner) which provides for or results in any payment by or liability of the Indemnified Person of or for any damages or other amount, any lien, charge or encumbrance on any property of the Indemnified Person, any finding of responsibility or liability on the part of the Indemnified Person or any sanction or restriction upon the conduct of any business by the Indemnified Person without the Indemnified Person’s express written consent, which consent shall not be unreasonably withheld.  The Indemnified Person is hereby authorized, at the sole cost and expense of the Indemnifying Party (but only if the Indemnified Person is actually entitled to indemnification hereunder), to file, during the Election Period, any motion, answer or other pleadings which the Indemnified Person shall deem necessary or appropriate to protect its interests or those of the Indemnifying Party and not reasonably expected to be prejudicial to the Indemnifying Party.  If requested by the Indemnifying Party, the Indemnified Person agrees, at the sole cost and expense of the Indemnifying Party, to cooperate with the Indemnifying Party and its counsel in contesting any such third party claim which the Indemnifying Party elects to contest, including the making of any related counterclaim or cross-complaint against any Person (other than a Buyer Indemnified Person, if the Indemnified Person is a Buyer Indemnified Person, or a Seller Indemnified Person, if the Indemnified Person is a Seller Indemnified Person).  The Indemnified Person may participate in, but not control, any defense or settlement of any third party claim controlled by the Indemnifying Party pursuant to this Section 13.3(b), and the Indemnified Person shall bear its own costs and expenses with respect to such participation.  The prosecution of the defense of a third party claim with reasonable diligence shall include the taking of such action (including the posting of a bond, deposit or other security) as may be necessary to prevent any action to foreclose a lien against or attachment of the property of the Indemnified Person for payment of such third party claim.

(c)           If the Indemnifying Party (i) fails to notify the party who sent the Claim Notice within the Election Period that the Indemnifying Party elects to defend the Indemnified Person pursuant to Section 13.3(b) or (ii) elects to defend the Indemnified Person pursuant to Section 13.3(b) but fails to prosecute the defense of (or to settle) the third party claim with reasonable diligence, then the Indemnified Person shall have the right to defend, at the sole cost and expense of the Indemnifying Party (but only if the Indemnified Person is actually entitled to indemnification hereunder), the third party claim by all appropriate proceedings, which proceedings shall be promptly and vigorously prosecuted by the Indemnified Person to a final conclusion or settled.  The Indemnified Person shall have full control of such defense and proceedings; provided, however, that the Indemnified Person may not enter into any compromise or settlement of such third party claim, without the Indemnifying Party’s express written consent, which shall not be unreasonably withheld.  The Indemnifying Party may participate in, but not control, any defense or settlement controlled by the Indemnified Person pursuant to this Section 13.3(c), and the Indemnifying Party shall bear its own costs and expenses with respect to such participation.

(d)           If the Indemnifying Party elects not to assume the defense of a third party claim, or elects to assume the defense of a third party claim, but reserves the right to dispute whether such claim is an Indemnified Claim under Sections 5.1, 13.1 and/or 13.2, as the case may be, the determination of whether the Indemnified Person is entitled to indemnification hereunder shall be resolved pursuant to arbitration as provided in Section 15.10.

(e)           If an Indemnified Person is entitled to indemnity under Sections 5.1, 13.1 and/or 13.2 for a claim or other matter which does not involve a third party claim, and if Buyer or Seller intends to seek indemnity on behalf of an Indemnified Person with respect thereto by or from an Indemnifying Party pursuant to Sections 5.1, 13.1 and/or 13.2, then the party electing to seek indemnity on behalf of an Indemnified Person shall promptly transmit to the Indemnifying Party a written notice describing in reasonable detail the nature of such claim or other matter, the Indemnified Person’s best estimate of the amount of damages attributable to such claim or other matter and the basis for the Indemnified Person’s entitlement to indemnification under Sections 5.1, 13.1 and/or 13.2, as the case may be.  If the Indemnifying Party does not notify the party who sent such notice within 30 days from its receipt of such notice that the Indemnifying Party does not dispute such claim for indemnity, the Indemnifying Party shall be deemed to have disputed such claim.  If the Indemnifying Party has disputed such claim, such dispute shall be resolved pursuant to arbitration as provided in Section 15.10.

(f)            To the extent any claim, action, suit or proceeding includes one or more Indemnified Claims with respect to an Indemnified Person and one or more third party claims which are not Indemnified Claims with respect to such Indemnified Person, any such non-Indemnified Claim insofar as it is with respect to such Indemnified Person shall not be covered by the indemnity in Sections 5.1, 13.1 and 13.2, the Indemnifying Party shall not be obligated to undertake, conduct and control the defense or settlement of such non-Indemnified Claim insofar as it is with respect to such Indemnified Person, and such Indemnified Person shall be responsible for its own defense and settlement of such non-Indemnified Claim.  The seeking by a party of indemnity hereunder on behalf of any Indemnified Person with respect to any third party claim or other claim or matter shall not prevent such party from then or thereafter also seeking indemnity hereunder on behalf of any other Indemnified Person with respect to such third party claim or other claim or matter and shall not prevent the other party from seeking indemnity hereunder on behalf of any Indemnified Person with respect to the same third party claim or other claim or matter.

(g)           The term “Indemnified Transfer Tax Claim” as used herein means a claim by or on behalf of any Governmental Authority in the State of Florida for any Tax or fee described in the first sentence of Section 15.4.  Notwithstanding the provisions of Sections 13.3(b) and (c), with respect to any Indemnified Transfer Tax Claim, any Seller Indemnified Person may enter into any compromise or settlement of such Indemnified Transfer Tax Claim, in such Seller Indemnified Person’s sole discretion, without the Indemnifying Party’s prior consent, and no Seller Indemnified Person shall be required to make any related counterclaim or cross-complaint against any Person in connection with such Indemnified Transfer Tax Claim or otherwise cooperate with the Indemnifying Party or its counsel in contesting any such Indemnified Transfer Tax Claim.

Section 13.4           Seller’s General Liability Limitation.  (a) Notwithstanding anything herein provided to the contrary, Seller shall have no liability to Buyer or any of the other Buyer Indemnified Persons pursuant to Section 13.2 or for any breach by Seller of any representation or warranty made by Seller in clauses (a) and (d) through (u) of Section 4.1 to the extent that the aggregate amount of all Covered Liabilities attributable to all such liabilities or breaches exceeds an amount equal to fifty percent (50%) of the Adjusted Purchase Price.

(b)           Notwithstanding anything herein provided to the contrary but without in any way affecting the obligations of a Buyer Indemnified Person to notify Seller of a third party claim pursuant to Section 13.3, Seller shall not have any liability to a Buyer Indemnified Person with respect to any Covered Liability pursuant to Section 13.2 unless and until Buyer has used reasonable efforts to enforce its rights and remedies, if any, with respect to such Covered Liability against any other Person pursuant to (i) any insurance maintained for the joint account under any operating agreement with respect to the Assets and (ii) any other agreements for insurance, indemnification, guarantee or similar assurances which may be included in the Assets.

Section 13.5           Materiality Exclusion.  Notwithstanding anything to the contrary contained in this Agreement, for purposes of determining if there has been a breach of any representation or warranty hereunder by Seller or Buyer and the amount of the Covered Liabilities in respect thereof, the representations and warranties of Seller and Buyer shall, for purposes of this Article XIII, be read without giving effect to any materiality, Material Adverse Effect or qualification with a similar meaning in such representation or warranty.

ARTICLE XIV.
TERMINATION; REMEDIES

Section 14.1           Termination.

(a)   Termination of Agreement.  This Agreement and the transactions contemplated hereby may be terminated at any time prior to the Closing:

(1)       By the mutual consent of Seller and Buyer; or

(2)       If the Closing has not occurred by the close of business on the Closing Date, then (i) by Seller if any condition specified in Section 9.1 has not been satisfied on or before such close of business, and shall not theretofore have been waived by Seller, or (ii) by Buyer if any condition specified in Section 9.2 has not been satisfied on or before such close of business, and shall not theretofore have been waived by Buyer; provided, in each case, that the failure to consummate the transactions contemplated hereby on or before such date did not result from the failure by the party or parties seeking termination of this Agreement to fulfill any undertaking or commitment provided for herein on the part of such party or parties that is required to be fulfilled on or prior to Closing.

(b)   Effect of Termination.  In the event of termination of this Agreement by Seller, on the one hand, or Buyer, on the other hand, pursuant to Section 14.1(a), written notice thereof shall forthwith be given by the terminating party or parties to the other party or parties hereto, and this Agreement shall thereupon terminate; provided, however, that following such termination Buyer will continue to be bound by its obligations set forth in Sections 5.1 and 5.2.  If this Agreement is terminated as provided herein all filings, applications and other submissions made to any Governmental Authority shall, to the extent practicable, be withdrawn from the Governmental Authority to which they were made.

Section 14.2           Remedies.

(a)   Seller’s Remedies.  Notwithstanding anything herein provided to the contrary, if this Agreement is not terminated by Buyer pursuant to Section 14.1(a) and Buyer fails to satisfy on or prior to the Closing Date the conditions to Closing or the Closing obligations, as the case may be, set forth in Sections 9.1(a), 9.1(b), 9.1(c), 9.1(e) or 10.3, Seller, at its sole option, may (i) enforce specific performance of this Agreement or (ii) terminate this Agreement and, without waiving or releasing Buyer’s obligations under Sections 5.1 and 5.2, recover from Buyer the sum of $50,000,000.00 as liquidated damages.  Such remedies shall be Seller’s sole and exclusive remedies for such failure, all other remedies being expressly waived by Seller.  Seller and Buyer agree upon such amount as liquidated damages due to the difficulty and inconvenience of measuring actual damages and the uncertainty thereof, and Seller and Buyer agree that such amount is a reasonable estimate of Seller’s loss in the event of any such failure by Buyer.  Without waiving or releasing Buyer from any of its other representations, warranties, covenants and agreements contained herein, specific performance with respect to clause (ii)(a) of Section 10.3 shall not require Buyer to make a false statement in the officer’s certificate of Buyer.

(b)   Buyer’s Remedies.  Notwithstanding anything herein provided to the contrary, if this Agreement is not terminated by Seller pursuant to Section 14.1(a) and Seller fails to satisfy on or prior to the Closing Date the conditions to Closing or the Closing obligations, as the case may be, set forth in Sections 9.2(a), 9.2(b), 9.2(c), 9.2(e) or 10.2, Buyer, at its sole option, may (i) enforce specific performance of this Agreement or (ii) terminate this Agreement and recover from Seller the sum of $50,000,000.00, as liquidated damages.  Such remedies shall be Buyer’s sole and exclusive remedies for such failure, all other remedies being expressly waived by Buyer.  Seller and Buyer agree upon such amount as liquidated damages due to the difficulty and inconvenience of measuring actual damages and the uncertainty thereof, and Seller and Buyer agree that such amount is a reasonable estimate of Buyer’s loss in the event of any such failure by Seller.  Without waiving or releasing Seller from any of its other representations, warranties, covenants and agreements contained herein, specific performance with respect to Section 10.2(b) shall not require Seller to make a false statement in the officer’s certificate of Seller.

ARTICLE XV.
MISCELLANEOUS

Section 15.1           Counterparts.  This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement, and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other party.

Section 15.2           Governing Law; Jurisdiction; Process.

(a)           THIS AGREEMENT AND THE TRANSACTIONS CONTEMPLATED HEREBY SHALL BE GOVERNED BY AND INTERPRETED IN ACCORDANCE WITH THE LAWS OF THE STATE OF

TEXAS WITHOUT GIVING EFFECT TO PRINCIPLES THEREOF RELATING TO CONFLICTS OF LAW RULES THAT WOULD DIRECT THE APPLICATION OF THE LAWS OF ANOTHER JURISDICTION, EXCEPT TO THE EXTENT THAT IT IS MANDATORY THAT THE LAW OF ANOTHER JURISDICTION, WHEREIN OR ADJACENT TO WHICH THE ASSETS ARE LOCATED, SHALL APPLY.

(b)           SUBJECT TO THE ARBITRATION AGREEMENT SET FORTH IN SECTION 15.10, BUYER CONSENTS TO PERSONAL JURISDICTION IN ANY LEGAL ACTION, SUIT OR PROCEEDING WITH RESPECT TO THIS AGREEMENT IN ANY COURT, FEDERAL OR STATE, WITHIN HARRIS COUNTY, TEXAS, HAVING SUBJECT MATTER JURISDICTION AND WITH RESPECT TO ANY SUCH CLAIM, BUYER IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY CLAIM, OR ANY OBJECTION THAT BUYER MAY NOW OR HEREAFTER HAVE, THAT VENUE OR JURISDICTION IS NOT PROPER WITH RESPECT TO ANY SUCH LEGAL ACTION, SUIT OR PROCEEDING BROUGHT IN SUCH COURT IN HARRIS COUNTY, TEXAS, INCLUDING ANY CLAIM THAT SUCH LEGAL ACTION, SUIT OR PROCEEDING BROUGHT IN SUCH COURT HAS BEEN BROUGHT IN AN INCONVENIENT FORUM AND ANY CLAIM THAT BUYER IS NOT SUBJECT TO PERSONAL JURISDICTION OR SERVICE OF PROCESS IN SUCH HARRIS COUNTY, TEXAS FORUM.

Section 15.3           Entire Agreement.  This Agreement (including the Confidentiality Agreement) and the Appendices, Schedules and Exhibits hereto contain the entire agreement between the parties with respect to the subject matter hereof and there are no agreements, understandings, representations or warranties between the parties other than those set forth or referred to herein.

Section 15.4           Expenses.  Buyer shall be responsible for and agrees to pay in full (i) any sales Taxes, including any penalties and interest, which may become due and owing by reason of the transfer of the Assets to the Company and/or the assignment of the Membership Interests to Buyer hereunder, (ii) all transfer, stamp, documentary and similar Taxes, including any penalties and interest, imposed on the parties hereto (or on either party) with respect to all transfers of property contemplated pursuant to this Agreement, including the transfer of the Assets to the Company and the assignment of the Membership Interests to Buyer hereunder, and (iii) all recording, filing or registration fees, including any penalties and interest, relating to the filing, recording or registration of the Conveyance, the special governmental assignment forms contemplated by Section 6.2 and any other instruments or documents transferring title in or to the Assets or any part thereof from Seller to the Company pursuant to this Agreement.  Further, Buyer shall be responsible for and agrees to pay in full all costs and expenses incurred by Seller (including attorney’s fees, accountant’s fees and fees of other professionals) in connection with Seller’s undertakings to accommodate Buyer’s request mentioned in the recitals of this Agreement, including fees and expenses incurred in connection with the amendment and restatement of this Agreement, the formation of the Company in Delaware and qualification of the Company in Florida, and the preparation and modification of closing documents contemplated herein and relating to such amendment and restatement.  All other costs and expenses incurred by each party hereto in connection with all things required to be done by it hereunder, including attorney’s fees, accountant’s fees and the expense of environmental and title examination, shall be borne by the party incurring same.

Section 15.5           Notices.  Unless otherwise expressly provided in this Agreement, all notices required or permitted hereunder shall be in writing and deemed sufficiently given for all purposes hereof if (i) delivered in person, by courier or by registered or certified United States Mail to the Person to be notified, with receipt obtained, or (ii) sent by telecopy, telefax or other facsimile or electronic transmission, with “answer back” or other “advice of receipt” obtained, in each case to the appropriate address or number as set forth below.  Each notice shall be deemed effective on receipt by the addressee as aforesaid; provided that, notice received by telex, telecopy, telefax or other facsimile or electronic transmission after 5:00 p.m. at the location of the addressee of such notice shall be deemed received on the first Business Day following the date of such electronic receipt.  Notices to Seller shall be addressed as follows:

Calumet Florida, L.L.C.

c/o Vulcan Resources Florida, Inc.

700 Louisiana, Suite 4150

Houston, Texas 77002

Attention:   Mr. Tim Goff

Telecopy No.: (713) 579-5110

or at such other address or to such other telecopy, telefax or other facsimile or electronic transmission number and to the attention of such other Person as Seller may designate by written notice to Buyer.  Notices to Buyer shall be addressed to:

BreitBurn Operating L.P.
515 S. Flower St., Suite 4800
Los Angeles, CA  90071
Attention:   Gregory C. Brown
Telecopy No.:  (213) 225-5916

or at such other address or to such other telecopy, telefax or other facsimile or electronic transmission number and to the attention of such other Person as Buyer may designate by written notice to Seller.

Section 15.6           Successors and Assigns.  This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns; provided, however, that the respective rights and obligations of the parties hereto shall not be assignable or delegable by any party hereto without the express written consent of the non-assigning or non-delegating party.

Section 15.7           Amendments and Waivers.  Except as contemplated by Section 8.5, this Agreement may not be modified or amended except by an instrument or instruments in writing signed by the party against whom enforcement of any such modification or amendment is sought.  Any party hereto may, only by an instrument in writing, waive compliance by another party hereto with any term or provision of this Agreement on the part of such other party hereto to be performed or complied with.  The waiver by any party hereto of a breach of any term or provision of this Agreement shall not be construed as a waiver of any subsequent breach.

Section 15.8           Appendices, Schedules and Exhibits.  All Appendices, Schedules and Exhibits hereto which are referred to herein are hereby made a part of this Agreement and incorporated herein by such reference.

Section 15.9           Interpretation.  It is expressly agreed that this Agreement shall not be construed against any party, and no consideration shall be given or presumption made, on the basis of who drafted this Agreement or any particular provision hereof or who supplied the form of Agreement.  Each party agrees that this Agreement has been purposefully drawn and correctly reflects its understanding of the transaction that this Agreement contemplates.  In construing this Agreement:

(a)           examples shall not be construed to limit, expressly or by implication, the matter they illustrate;

(b)           the word “includes” and its derivatives means “includes, but is not limited to” and corresponding derivative expressions;

(c)           a defined term has its defined meaning throughout this Agreement and each Appendix, Exhibit and Schedule to this Agreement, regardless of whether it appears before or after the place where it is defined;

(d)           each Exhibit and Schedule to this Agreement is a part of this Agreement, but if there is any conflict or inconsistency between the main body of this Agreement (including Appendix A which shall be considered part of the main body of this Agreement) and any Exhibit or Schedule, the provisions of the main body of this Agreement shall prevail;

(e)           the term “cost” includes expense and the term “expense” includes cost; and

(f)            the headings and titles herein are for convenience only and shall have no significance in the interpretation hereof.

Section 15.10         Arbitration.  It is agreed, as a severable and independent arbitration agreement separately enforceable from the remainder of this Agreement, that if the parties hereto, the Indemnified Persons or the respective successors, assigns, heirs or legal representatives of any of the foregoing are unable to amicably resolve any dispute or difference arising under or out of, in relation to or in any way connected with this Agreement (whether contractual, tortious, equitable, statutory or otherwise), such matter shall be finally and exclusively referred to and settled by arbitration under the Commercial Arbitration Rules of the American Arbitration Association pursuant and subject to the arbitration procedures set forth in the Arbitration Procedures; provided that, the foregoing shall not prevent Seller or its Affiliates from seeking specific performance, an injunction or other equitable relief with respect to their rights under the Confidentiality Agreement through judicial means in any jurisdiction.  In the event of any conflict between the Commercial Arbitration Rules of the American Arbitration Association and the Arbitration Procedures, the Arbitration Procedures shall govern and control.

Section 15.11         Agreement for the Parties’ Benefit Only.  This Agreement is for the sole benefit of Buyer, Seller and their respective successors and assigns as permitted herein and no other Person shall be entitled to enforce this Agreement, rely on any representation, warranty, covenant or agreement contained herein, receive any rights hereunder or be a third party beneficiary of this Agreement.  Any Indemnified Person which is a third party shall be indemnified and held harmless under the terms of this Agreement only to the extent that a party expressly elects to exercise such right of indemnity and hold harmless on behalf of such third party Indemnified Person pursuant to Section 13.3; and no party shall have any direct liability or obligation to any third party or be liable to any third party for any election or non-election or any act or failure to act under or in regard to any term of this Agreement.  Any claim for indemnity or hold harmless hereunder on behalf of an Indemnified Person must be made and administered by a party to this Agreement.  Any claim on behalf of an Indemnified Person may only be brought against the defaulting party or parties.

Section 15.12         Attorneys’ Fees.  The prevailing party in any legal proceeding brought under or to enforce this Agreement shall be additionally entitled to recover court costs, reasonable costs of arbitration and reasonable attorneys’ fees from the nonprevailing party.

Section 15.13         Severability.  If any term, provision or condition of this Agreement, or any application thereof, is held invalid, illegal or unenforceable in any respect under any Law, this Agreement shall be reformed to the extent necessary to conform, in each case consistent with the intention of the parties, to such Law, and to the extent such term, provision or condition cannot be so reformed, then such term, provision or condition (or such invalid, illegal or unenforceable application thereof) shall be deemed deleted from (or prohibited under) this Agreement, as the case may be, and the validity, legality and enforceability of the remaining terms, provisions and conditions contained herein (and any other application such term, provision or condition) shall not in any way be affected or impaired thereby.  Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the extent possible.

Section 15.14         No Recordation.  Without limiting any party’s right to file suit to compel arbitration to enforce its rights under this Agreement, Buyer and Seller expressly covenant and agree not to record or place of record this Agreement or any copy or memorandum hereof.

Section 15.15         Time of Essence.  Time is of the essence in this Agreement.  If the date specified in this Agreement for giving any notice or taking any action is not a Business Day (or if the period during which any notice is required to be given or any action taken expires on a date which is not a Business Day), then the date for giving such notice or taking such action (and the expiration date of such period during which notice is required to be given or action taken) shall be the next day which is a Business Day.

Section 15.16         Confidentiality.  At the Closing Seller and Buyer shall take (or cause to be taken) such actions as are necessary to terminate the Confidentiality Agreement.

IN WITNESS WHEREOF, this Agreement has been signed by or on behalf of each of the parties as of the day first above written.

SELLER:

CALUMET FLORIDA, L.L.C.,
a Delaware limited liability company

By:	Vulcan Resources Florida, Inc.
a Delaware corporation,
its Sole Managing Member

By:
Name:	Tim J. Goff
Title:	President and Chief Executive Officer

BUYER:

BREITBURN OPERATING L.P.,
a Delaware limited partnership

By:	BreitBurn Operating GP, LLC,
a Delaware limited liability company,
its General Partner

By:
Name:	Randall H. Breitenbach
Title:	Co-Chief Executive Officer

APPENDIX A

TO

ASSET PURCHASE AGREEMENT

DEFINITIONS

“Action” shall mean any action, suit, proceeding, condemnation or audit by or before any court or other Governmental Authority or any arbitration proceeding.

“Adjusted Purchase Price” shall be as defined in Section 3.1.

“Adjustment Period” shall be as defined in Section 3.3(a).

“Adjustment Statement” shall be as defined in Section 3.3(a).

“Affiliate” shall mean, as to the Person specified, any Person controlling, controlled by or under common control with such specified Person.  The concept of control, controlling or controlled as used in the aforesaid context means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of another, whether through the ownership of voting securities, by contract or otherwise.  No Person shall be deemed an Affiliate of any Person by reason of the exercise or existence of rights, interests or remedies under this Agreement.

“Agreed Rate” shall mean an annual rate of interest equal to the lesser of (i) eight percent (8%) and (ii) the maximum rate of interest allowed by Law.

“Arbitration Procedures” shall mean the arbitration procedures set forth in Exhibit A-1.

“Assets” shall mean (i) the E & P Assets, (ii) the Pipeline System Assets, (iii) the Office Buildings and Yard, and (iv) all Derivatives in existence as of the Closing Date.

“Asset Records” shall mean, except to the extent constituting Excluded Assets, and except to the extent the transfer thereof may not be made without violating legal constraints or legal obligations or waiving any attorney/client privilege, any and all lease files, land files, division order files, production marketing files, well files, production records, seismic, geological, geophysical and engineering data, litigation files, and all other files, maps and data (in whatever form) arising out of or relating to the Subject Interests or the ownership, use, maintenance or operation of the Assets.

“Assignment” shall be as defined in Section 8.3.

“Business Day” shall mean any day which is not a Saturday, Sunday or legal holiday recognized by the United States of America.

“Buyer Controlled Group” shall be as defined in Section 8.11(a).

“Buyer Indemnified Persons” shall be as defined in Section 13.2.

“Claim Notice” shall be as defined in Section 13.3.

“Claims” shall mean all right, title and interest of Seller to any claims to the extent attributable to ownership, use, construction, maintenance or operation of the Assets subsequent to the Effective Time, including, without limitation, past, present or future claims, whether or not previously asserted by Seller, excluding, however, any claims against Seller or any past or present Affiliate of Seller.

“Closing” shall be the consummation of the transaction contemplated by Article X.  The Closing with respect to part of the Assets may be delayed or extended as provided in Section 7.2.

“Closing Date” shall mean (a) May 24, 2007; or (b) such other date as may be mutually agreed to by Seller and Buyer.  The Closing Date with respect to part of the Assets may also be delayed or extended as provided in Section 7.2.

“Code” shall mean the Internal Revenue Code of 1986, as amended, and any successor thereto, together with all regulations promulgated thereunder.

“Company” shall be as defined in Section 6.1.

“Company Employees” shall be as defined in Section 8.11(a).

“Company Liabilities” shall mean (i) all Covered Liabilities arising out of the enforcement or assertion of any Claim referenced in the definition of the term “E&P Assets”, all Covered Liabilities with respect to the Royalty Accounts, title to the Assets and/or any Permitted Encumbrances with respect to the Assets (other than Taxes allocated to Seller  pursuant to Section 11.2), (ii) the Plugging and Abandonment Obligations, (iii) all Covered Liabilities to the extent arising out of or attributable to the ownership, use, construction, maintenance or operation of any of the Assets on or subsequent to the Effective Time, (iv) any and all Environmental Liabilities and any and all other Covered Liabilities arising out of or attributable to any Environmental Matter with respect to the Assets or any Environmental Matter arising out of or attributable to the ownership, use, construction, maintenance or operation of any of the Assets before or after the Effective Time, and (v) all Covered Liabilities arising out of or attributable to any injury, death or damage to person or property occurring on or after the Closing Date on or to the Assets or the Lands (or any adjacent lands or any pooled or unitized lands) or in connection with any operations or activities relating thereto to the extent arising out of or attributable to the use, construction, maintenance or operation of any of the Assets before or after the Closing Date; provided that, the Company Liabilities shall not include any Covered Liability resulting from any breach or nonfulfillment of any representation, warranty, covenant or agreement on the part of Seller hereunder for which Seller is obligated to indemnify the Buyer pursuant to clause (ii) of Section 13.2.

“Confidentiality Agreement” shall be as defined in Section 5.2.

“Continuing Employees” shall be as defined in Section 8.11(b).

“Conveyance” shall be as defined in Section 6.2.

“Covered Liabilities” shall mean any and all debts, losses, liabilities, duties, fines, damages, claims, Taxes, costs and expenses (including, without limitation, those arising out of any demand, assessment, settlement, judgment or compromise relating to any actual or threatened Action and any court costs, reasonable fees and expenses of expert witnesses, reasonable investigative expenses, reasonable fees and disbursements of legal counsel and other reasonable legal and investigative fees and expenses incurred in investigating, preparing or defending any Action), matured or unmatured, absolute or contingent, accrued or unaccrued, liquidated or unliquidated, known or unknown, including, without limitation, any of the foregoing arising under, out of or in connection with any Action, any order or consent decree of any Governmental Authority, any award of any arbitrator, or any Law, contract, commitment or undertaking.

“Data License Agreement” shall be as defined in Section 8.13.

“Derivative” shall be as defined in Section 4.1(j)(8).

“Disputed Issues” shall be as defined in the Arbitration Procedures.

“E & P Assets” shall mean the following described assets and properties (except to the extent constituting Excluded Assets):

(a)           the Subject Interests;

(b)           the Incidental Rights attributable to the Subject Interests;

(c)           the Claims attributable to the Subject Interests;

(d)           the Royalty Accounts; and

(e)           all (i) oil, gas and other hydrocarbons produced from or attributable to the Subject Interests with respect to all periods subsequent to the Effective Time and (ii) proceeds from or of such oil, gas and other hydrocarbons.

“Effective Time” shall mean 7:00 a.m., Houston Time, on January 1, 2007; provided that, with respect to occurrences, prorations and allocations with respect to a particular Asset, Effective Time shall be 7:00 a.m. at the location of such Asset on January 1, 2007.

“Election Period” shall be as defined in Section 13.3.

“Environmental Laws” shall mean all Laws relating to (a) the control of any potential pollutant or Hazardous Materials, or protection of the air, water or land or other natural resources, (b) solid, gaseous or liquid waste generation, handling, treatment, storage, disposal or transportation, and (c) exposure to hazardous, toxic or other substances alleged to be harmful, or Hazardous Materials.  “Environmental Laws” shall include, but are not limited to, the Clean Air Act, the Clean Water Act, the Resource Conservation Recovery Act, the Superfund Amendments

and Reauthorization Act, the Toxic Substances Control Act, the Safe Drinking Water Act, and CERCLA and shall also include all state, local and municipal Laws dealing with the subject matter of the above listed Federal statutes or promulgated by any governmental or quasi-governmental agency thereunder in order to carry out the purposes of any Federal, state, local or municipal Law.

“Environmental Liabilities” shall mean any and all costs (including costs of remediation), damages, settlements, expenses, penalties, fines, taxes, prejudgment and post-judgment interest, court costs and attorneys’ fees incurred or imposed (i) pursuant to any order, notice of responsibility, directive (including requirements embodied in Environmental Laws), injunction, judgment or similar act (including settlements) by any Governmental Authority to the extent arising out of or under Environmental Laws (excluding any claim or cause of action of Buyer or any Affiliate of Buyer) or (ii) pursuant to any claim or cause of action by a Governmental Authority or other third Person (other than Buyer and any Affiliate of Buyer) for personal injury, property damage, damage to natural resources, remediation or response costs to the extent arising out of or attributable to any violation of, or any remedial obligation under, any Environmental Law.

“Environmental Matters” shall mean (i) any order, decree, notice of responsibility, directive (including requirements embodied in Environmental Laws), injunction, judgment or similar act (including settlements) by any Governmental Authority arising out of or under any Environmental Laws or (ii) pursuant to any claim or cause of action by a Governmental Authority or other Person for personal injury, property damage, damage to natural resources, remediation or response costs arising out of or attributable to any Hazardous Materials or any violation of, or any remedial obligation under, any Environmental Law.

“Excluded Assets” shall mean the following:

(a)           the right to retain copies (but not the originals) of all Asset Records;

(b)           except to the extent constituting the Royalty Accounts, all deposits, cash, checks, funds and accounts receivable attributable to Seller’s interests in the Assets with respect to any period of time prior to the Effective Time;

(c)           all (i) oil, gas and other hydrocarbons produced from or attributable to the Subject Interests with respect to all periods prior to the Effective Time, (ii) oil, gas and other hydrocarbons attributable to the Subject Interests which, at the Effective Time, are in storage, within processing plants, in pipelines or otherwise held in inventory, and (iii) proceeds from or of such oil, gas and other hydrocarbons;

(d)           any interests, properties and assets which Seller elects to exclude from the Assets pursuant to Section 8.2(c)(2), in each case together with a pro rata share of all applicable Incidental Rights, oil, gas and other minerals, and other assets attributable or appurtenant thereto which are excluded from the Assets in connection therewith;

(e)           all receivables and cash proceeds which were expressly taken into account and for which credit was given in the determination of Net Cash Flow pursuant to Section 3.3, as adjusted pursuant to Section 3.4;

(f)            claims of Seller for refund of or loss carry forwards with respect to (i) Taxes attributable to any period prior to the Effective Time or (ii) any Taxes attributable to the Excluded Assets;

(g)           all corporate, financial, tax and legal records of Seller;

(h)           all rights, interests, assets and properties, including the seismic, geological, geophysical, engineering and other data, files and records, described in Schedule A-2;

(i)            except as otherwise provided in Section 8.9, all rights, titles, claims and interests of Seller or any Affiliate of Seller (i) under any policy or agreement of insurance, (ii) under any bond, or (iii) to any insurance or condemnation proceeds or awards;

(j)            all computer or communications software or intellectual property (including tapes, data and program documentation and all tangible manifestations and technical information relating thereto) owned, licensed or used by Seller; and

(k)           any logo, service mark, copyright, trade name or trademark of or associated with Seller or any Affiliate of Seller or any business of Seller or of any Affiliate of Seller.

“Excluded Liabilities” shall mean (i) any and all Covered Liabilities to the extent arising out of or attributable to the ownership, use, construction, maintenance or operation of the Excluded Assets, (ii) any and all Covered Liabilities arising out of or attributable to any injury, death or damage to person or property occurring prior to the Closing Date to the extent arising out of or attributable to the use, construction, maintenance or operation of the Assets by Seller prior to the Closing Date, (iii) any and all Covered Liabilities to the extent arising out of or attributable to the disposal prior to the Effective Time, by Seller or any Person engaged by Seller, of Hazardous Materials resulting from the operation of the Assets at locations other than the properties comprising the Assets, (iv) fines, penalties and sanctions asserted or levied by any Governmental Authority and arising out of the ownership, use, maintenance or operation of the Assets prior to the Effective Time, and (v) any and all claims, demands and actions, and related liabilities and obligations, for the non-payment, underpayment, or miscalculation of royalties, overriding royalties, Taxes and similar items attributable to the production of oil, gas and other hydrocarbons from the Assets prior to the Effective Time, in each case excluding any Covered Liability which any Buyer Indemnified Person or any Affiliate thereof may have without regard to the Company’s acquisition of the Assets from Seller and Buyer’s acquisition of the Membership Interests from Seller.

“Final Adjustment Statement” shall be as defined in Section 3.4.

“Governmental Authority” shall mean (i) the United States of America, (ii) any state, county, municipality or other governmental subdivision within the United States of America, and (iii) any court or any governmental department, commission, board, bureau, agency or other instrumentality of the United States of America or of any state, county, municipality or other governmental subdivision within the United States of America.

“Hazardous Materials” shall mean any explosives, radioactive materials, asbestos material, urea formaldehyde, hydrocarbon contaminants, underground tanks, pollutants, contaminants, hazardous, corrosive or toxic substances, special waste or waste of any kind, including compounds known as chlorobiophenyls and any material or substance the storage, manufacture, disposal, treatment, generation, use, transport, mediation or release into the environment of which is prohibited, controlled, regulated or licensed under Environmental Laws, including, but not limited to, (i) all “hazardous substances” as that term is defined in Section 101(14) of the Comprehensive Environmental Response, Compensation and Liability Act, as amended, and (ii) petroleum and petroleum products.

“Hydrocarbon Interests” shall mean (a) mineral servitudes and leases affecting, relating to or covering any oil, gas and other hydrocarbons in place and the leasehold interests and estates in the nature of working or operating interests under such leases, as well as overriding royalties, net profits interests, production payments, carried interests, rights of recoupment and other interests in, under or relating to such leases, (b) fee interests in oil, gas or other hydrocarbons in place, (c) royalty interests in oil, gas or other hydrocarbons in place, (d) any other interest in oil, gas or other hydrocarbons in place, (e) any economic or contractual rights, options or interests in and to any of the foregoing, including, without limitation, any sublease, farmout or farmin agreement or production payment affecting any interest or estate in oil, gas or other hydrocarbons in place, and (f) any and all rights and interests attributable or allocable thereto by virtue of any pooling, unitization, communitization, production sharing or similar agreement, order or declaration.

“Incidental Rights” shall mean, with respect to the E & P Assets, all right, title and interest of Seller in and to or derived from the following insofar as the same are attributable to the Subject Interests:  (a) all rights with respect to the use and occupancy of the surface of and the subsurface depths under the Lands; (b) all rights with respect to any pooled, communitized or unitized acreage by virtue of any Subject Interest being a part thereof; (c) all agreements and contracts, easements, rights-of-way, servitudes and other estates; and (d) all real and personal property located upon the Lands and used in connection with the exploration, development or operation of the Subject Interests; and (e) the Asset Records relating to the Subject Interests.  “Incidental Rights” shall mean, with respect to the Pipeline System Assets, all right, title and interest of Seller in and to or derived from the following insofar as the same are attributable to the Pipeline System: (a) all gathering agreements, equipment leases, operating, service or maintenance agreements and other agreements entered into or used primarily in connection with, or otherwise pertaining primarily to, the ownership or operation of the Pipeline System and (b) the Asset Records relating to the Pipeline System.

“Indemnified Claim” shall be as defined in Section 13.3.

“Indemnified Person” shall be as defined in Section 13.3.

“Indemnified Transfer Tax Claim” shall be as defined in Section 13.3(g).

“Indemnifying Party” shall be as defined n Section 13.3.

“Initial Adjusted Purchase Price” shall be as defined in Section 3.1.

“Initial Adjustment Amount” shall be as defined in Section 3.3(a).

“Joint Development and AMI Agreement” shall be as defined in Section 8.12.

“knowledge” shall mean the actual knowledge (excluding any imputed or implied knowledge) of any fact, circumstance or condition by a current officer or manager of the party involved.

“Lands” shall mean the lands covered by or subject to the Subject Interests.

“Law” shall mean any applicable statute, law (including common law), ordinance, regulation, rule, ruling, order, writ, injunction, decree or other official act of or by any Governmental Authority.

“Material Adverse Effect” shall mean a material adverse effect on the value of the Assets (taken as a whole and after taking into account any insurance, indemnity and other recoveries payable in respect thereof), excluding any effect resulting from any change in economic, industry or market conditions (whether general or regional in nature or limited to any area where any Assets are located) or from any change in Law or regulatory policy.

“Membership Interests” shall be as defined in Section 2.1.

“Net Cash Flow” shall be as defined in Section 3.3(c).

“Net Revenue Interest” shall mean an interest (expressed as a percentage or decimal fraction) in and to all oil and gas produced and saved from or attributable to a Property Subdivision.

“Office Buildings and Yard” shall mean the real property constituting the “Office Buildings and Yard” as described in Part III of the Schedule A-1.

“Operations and Proceeds Agreement” shall be as defined in Section 7.2.

“Original Agreement” shall be as defined in the recitals of this Agreement.

“Permitted Encumbrances” shall mean any of the following matters:

(a)           all agreements, instruments, documents, liens, encumbrances, and other matters which are described in Schedule A-3 or any other Schedule or Exhibit to this Agreement;

(b)           any (i) inchoate liens or charges constituting or securing the payment of expenses which were incurred incidental to maintenance, development, production or operation of the Assets or for the purpose of developing, producing or processing oil, gas or other hydrocarbons therefrom or therein and (ii) materialman’s, mechanics’, repairman’s, employees’, contractors’, operators’ or other similar liens, security interests or charges for liquidated amounts arising in the ordinary course of business incidental to construction, maintenance, development, production or operation of the Assets or the production or processing of oil, gas or other hydrocarbons therefrom, that are not delinquent and that will be paid in the ordinary course of business or, if delinquent, that are being contested in good faith;

(c)           any liens for Taxes not yet delinquent or, if delinquent, that are being contested in good faith in the ordinary course of business;

(d)           any liens or security interests created by Law or reserved in oil, gas and/or mineral leases for royalty, bonus or rental or for compliance with the terms of the Subject Interests;

(e)           except as otherwise specifically provided for in the Agreement, all Transfer Requirements;

(f)            any easements, rights-of-way, servitudes, permits, licenses, surface leases and other rights with respect to operations to the extent such matters do not interfere in any material respect with Seller’s operation of the portion of the Assets burdened thereby;

(g)           all agreements and obligations relating to (1) imbalances with respect to the production, gathering, transportation or processing of gas, (2) calls or purchase options on oil, gas or other minerals exercisable at current fair market prices or the posted prices of such purchaser, or (3) processing rights or commitments, in the case of clauses (2) and (3) preceding to the extent the same are disclosed in any Schedule or Exhibit to this Agreement;

(h)           all royalties, overriding royalties, net profits interests, carried interests, reversionary interests and other burdens to the extent that the net cumulative effect of such burdens, as to a particular Property Subdivision, does not operate to reduce the Net Revenue Interest of Seller in such Property Subdivision as specified in the Property Schedule or increase the Working Interest of Seller in such Property Subdivision as specified in the Property Schedule;

(i)            all obligations by virtue of a prepayment, advance payment or similar arrangement under any contract for the sale of gas production, including by virtue of “take-or-pay” or similar provisions, to deliver gas produced from or attributable to the Subject Interests after the Effective Time without then or thereafter being entitled to receive full payment therefor, in each case to the extent the same are disclosed in any Schedule or Exhibit to this Agreement;

(j)            all liens, charges, encumbrances, contracts, agreements, instruments, obligations, defects, irregularities and other matters affecting any Asset which individually or in the aggregate are not such as to interfere materially with the operation, value or use of such Asset or increase the Working Interest of Seller in such Property Subdivision as specified in the Property Schedule;

(k)           rights reserved to or vested in any Governmental Authority to control or regulate any of the wells or units or other properties  included in the Assets and all applicable laws, rules, regulations and orders of such authorities so long as the same do not decrease Seller’s Net Revenue Interest below the Net Revenue Interest shown in the Property Schedule or increase the Working Interest of Seller in such Property Subdivision as specified in the Property Schedule;

(l)            the terms and conditions of all contracts and agreements relating to the Subject Interests, including, without limitation, exploration agreements, gas sales contracts, processing agreements, farmins, farmouts, operating agreements, area of mutual interest agreements, and right-of-way agreements, to the extent such terms and conditions do not decrease Seller’s Net Revenue Interest below the Net Revenue Interest shown in the Property Schedule or increase the Working Interest of Seller in such Property Subdivision as specified in the Property Schedule;

(m)          rights of reassignment requiring notice and/or the reassignment (or granting an opportunity to receive a reassignment) of a leasehold interest to the holders of such reassignment rights prior to surrendering or releasing such leasehold interest; and

(n)           all consents and approvals of or filings with applicable Governmental Authorities in connection with assignments of the Subject Interests or Membership Interests as contemplated by Section 7.2.

“Person” shall mean any Governmental Authority or any individual, firm, partnership, corporation, association, joint venture, trust, unincorporated organization or other entity or organization.

“Pipeline System” shall mean the oil pipeline system known as the 23 mile Raccoon Point Pipeline located in Collier and Broward Counties, Florida, as more particularly described in Part II of Schedule A-1, including, without limitation the following described assets and properties (except to the extent constituting Excluded Assets):

(a) those certain rights-of-way, easements, fee interests, leasehold interests, property rights and other rights and interests in land created by the conveyances, deeds, leases and other instruments listed in Part II of Schedule A-1, and all the rights, interests and privileges granted by such instruments or reserved to Seller (or Seller’s predecessors in title) in such instruments;

(b) those certain servitudes, permits, licenses, franchises, certificates, orders, approvals, authorizations and similar rights and privileges described in Part II of Schedule A-1 and having been secured in connection with the herein described oil pipeline system from private agencies or Governmental Authorities;

(c) all of Seller’s rights, titles and interests in and to all other rights-of-way, easements, servitudes, permits, licenses, franchises, certificates, orders, approvals, authorizations and similar rights and privileges of every kind and nature acquired, used or useful for or in connection with, or otherwise pertaining to, the ownership or operation of , or the transportation, measurement, metering, treatment, or other handling of oil, gas and other hydrocarbons in the pipeline system and related facilities described in paragraph (d) below;

(d) those certain pipelines and all appurtenances thereto situated upon, over and across the aforesaid rights-of-way, easements, fee interests, leasehold interests, property rights and other rights and interests in land depicted or described in said Part II of Schedule A-1 and any other facilities for the transportation, measurement, treatment or other handling of hydrocarbons in connection with said pipelines; and

(e) all pipe, valves, compressors, generators, motors, gauges, meters and other measuring equipment, power lines, fuel lines, improvements, fittings, fixtures, machinery and equipment incorporated or installed in the above-described pipelines.

“Pipeline System Assets” shall mean the following described assets and properties (except to the extent constituting Excluded Assets):

(a)           the Pipeline System;

(b)           the Incidental Rights attributable to the Pipeline System; and

(c)           the Claims attributable to the Pipeline System.

“Plugging and Abandonment Obligations” shall mean any and all Covered Liabilities arising out of or attributable to the plugging, abandonment or removal, or any obligation to plug, abandon or remove, any well, platform, pipeline, facilities, equipment, fixtures or other property described or referenced in the Property Schedule or located on the Assets which as of the Effective Time has not been plugged, abandoned and removed in accordance with the terms of the Subject Interests and all Laws applicable thereto, but excluding any such Covered Liabilities for which Seller is obligated to indemnify Buyer pursuant to Section 13.2.

“Preference Right” shall mean any right or agreement that enables or may enable any Person to purchase or acquire any Asset or any interest therein or portion thereof as a result of or in connection with (i) the sale, assignment, encumbrance or other transfer of any Asset or any interest therein or portion thereof or (ii) the execution or delivery of this Agreement or the consummation or performance of the terms and conditions contemplated by this Agreement.

“Property Schedule” means Schedule A-1 attached to and made a part of this Agreement.

“Property Subdivision” means each well, well completion, multiple well completion, unit, lease or other subdivision of property described or referenced in the Property Schedule.

“Purchase Price” shall be as defined in Section 3.1.

“Representatives” shall be as defined in Section 8.14(a).

“Reserve Report” shall mean that certain reserve report dated February 2, 2006, prepared by Netherland, Sewell & Associates, Inc., with respect to the Subject Interests as of December 31, 2005.

“Rights-of-Way” shall mean, with respect to the Pipeline System, those certain rights, interests and privileges described in paragraph (a) of the definition of Pipeline System set forth in this Appendix A.

“Royalty Accounts” shall mean those separately identifiable accounts (and all monies contained therein) which are expressly identified and set forth in Schedule A-4 in which Seller or any third party operator is holding as of the Effective Time monies which (i) are owing to third party owners of royalty, overriding royalty, working or other interests in respect of past production of oil, gas or other hydrocarbons attributable to the E & P Assets or (ii) may be subject to refund by royalty owners or other third parties to purchasers of past production of oil, gas or other hydrocarbons attributable to the E & P Assets.

“Seller Indemnified Persons” shall be as defined in Section 13.1.

“Subject Interests” shall mean and include (i) the undivided interests specified in the Property Schedule in, to or under the Hydrocarbon Interests specifically described in the Property Schedule, and (ii) all other interests of Seller in, to or under any Hydrocarbon Interests in, to or under or derived from any lands covered by or subject to any of the Hydrocarbon Interests described in the Property Schedule, even though such interests of Seller may be incorrectly described or referred to in, or a description thereof may be omitted from, the Property Schedule, excluding any interests which become Excluded Assets.

“Tax” shall mean any federal, state and local tax or similar assessment or fee, together with all interest, fines, penalties and additions thereto.

“Transfer Requirement” shall mean any consent, approval, authorization or permit of, or filing with or notification to, any Person which is required to be obtained, made or complied with for or in connection with any sale, assignment, transfer or encumbrance of any Asset or any interest therein, or any sale, assignment, transfer or encumbrance of the Membership Interests, other than any consent or approval of or filing with any Governmental Authority in connection with the assignment of any Subject Interest or Membership Interests as contemplated by Section 7.2.

“Transition Agreement” shall be as defined in Section 8.10.

“Transition Termination Date” shall be as defined in Section 8.11(a).

“Working Interest” shall mean the percentage of costs and expenses attributable to the maintenance, development and operation of a Property Subdivision.